UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Abercrombie & Fitch Co.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY
SUBJECT TO COMPLETION
Dated December 22, 2010

Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

     , 2011

Dear Fellow Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on          ,          , 2011, at our executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. I hope that you will all be able to attend and participate in the Special Meeting.

At the Special Meeting, our stockholders will consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of          , 2011 (the “Merger Agreement”), between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and Abercrombie & Fitch Co., an Ohio corporation and a wholly-owned subsidiary of the Company, by which the Company will effect the reincorporation of the Company from Delaware to Ohio. After careful consideration, the Board of Directors of the Company unanimously approved the Merger Agreement and the reincorporation and determined that the Merger Agreement and the reincorporation are advisable and fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

The formal Notice of Special Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in them.

It is important that your shares be represented and voted at the Special Meeting. Accordingly, after reading the accompanying Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Alternatively, you may vote electronically through the Internet or by telephone by following the instructions on your form of proxy. Your vote is important regardless of the number of shares you own.

Sincerely yours,

Michael S. Jeffries
Chairman and Chief Executive Officer

PRELIMINARY COPY
SUBJECT TO COMPLETION
Dated December 22, 2010
Abercrombie & Fitch Co.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     , 2011

We hereby give you notice that a Special Meeting of Stockholders (the “Special Meeting”) of Abercrombie & Fitch Co. (the “Company”) will be held at the executive offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on          ,          , 2011, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To consider and vote on a proposal (the “Reincorporation Proposal”) to adopt an Agreement and Plan of Merger, dated as of , 2011 (the “Merger Agreement”), between the Company and Abercrombie & Fitch Co., an Ohio corporation and a wholly-owned subsidiary of the Company, by which the Company would effect the reincorporation of the Company from Delaware to Ohio;

2.	To consider and vote on a proposal to approve, if necessary, the adjournment of the Special Meeting to solicit additional proxies (the “Adjournment Proposal”); and

3.	To transact any other business that properly comes before the Special Meeting or any adjournment of the Special Meeting.

The accompanying Proxy Statement provides you with detailed information about the Special Meeting and the Reincorporation Proposal. After careful consideration, the Board of Directors of the Company unanimously approved the Merger Agreement and the reincorporation and determined that the Merger Agreement and the reincorporation are advisable and fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors recommends that you vote “FOR” the Reincorporation Proposal and the Adjournment Proposal.

If you were a stockholder of record, as shown by the transfer books of the Company, at the close of business on          , 2011, you will be entitled to receive notice of and to vote at the Special Meeting or at any adjournment of the Special Meeting.

Our Investor Relations telephone number is (614) 283-6500 should you wish to obtain directions to our executive offices in order to attend the Special Meeting and vote in person. Directions to our executive offices may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ALTERNATIVELY, SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PRELIMINARY COPY
SUBJECT TO COMPLETION
Dated December 22, 2010
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

PROXY STATEMENT

Dated          , 2011

SPECIAL MEETING OF STOCKHOLDERS

To Be Held On          , 2011

This Proxy Statement is being furnished to stockholders of Abercrombie & Fitch Co. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at a Special Meeting of Stockholders to be held on          ,          , 2011 (the “Special Meeting”), or at any adjournment of the Special Meeting. The Special Meeting will be held at 10:00 a.m., Eastern Time, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. A form of proxy for use at the Special Meeting accompanies this Proxy Statement and is solicited by the Board. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about          , 2011.

We are holding the Special Meeting for the following purposes:

•	to consider and vote on a proposal (the “Reincorporation Proposal”) to adopt an Agreement and Plan of Merger, dated as of , 2011 (the “Merger Agreement”), between the Company (sometimes referred to in this Proxy Statement as “A&F (Delaware)”) and Abercrombie & Fitch Co., an Ohio corporation and a wholly-owned subsidiary of the Company (sometimes referred to in this Proxy Statement as “A&F (Ohio)”), by which the Company would effect the reincorporation of the Company from Delaware to Ohio;

•	to consider and vote on a proposal to approve, if necessary, the adjournment of the Special Meeting to solicit additional proxies (the “Adjournment Proposal”); and

•	to transact any other business that properly comes before the Special Meeting or any adjournment of the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE REINCORPORATION

Q.	What is the reincorporation?

A.	The reincorporation is a proposed change of the state of incorporation of the Company from Delaware to Ohio. We would effect the reincorporation through a merger of A&F (Delaware) with and into A&F (Ohio) pursuant to the Merger Agreement. A&F (Ohio) would be the surviving corporation in the merger and the rights, obligations and duties of A&F (Ohio), the board of directors of A&F (Ohio) and the shareholders of A&F (Ohio) would be governed by Ohio law rather than Delaware law.

Q.	Why does the Company want to reincorporate into Ohio?

A.	The Board unanimously approved the Merger Agreement and the reincorporation and determined that the Merger Agreement and the reincorporation are advisable and fair to, and in the best interests of, the Company and the stockholders of the Company for the following reasons:

• Operational Benefits and Commitment to Ohio:  We conduct the vast majority of our operations from our home office in New Albany, Ohio (other than our stores) and the vast majority of our full-time employees or, as referred to by the Company, “associates,” are Ohio residents. Given our significant operational presence in Ohio, we are committed to supporting the Ohio business community and believe that reincorporating into Ohio is an appropriate means to fulfill this commitment.

• Reduce State Tax Liability: Reincorporating into Ohio would save us approximately $180,000 per year by decreasing our overall state tax liability.

• Address Corporate Governance Matters:  Reincorporating into Ohio would provide the Company with an opportunity to address a number of corporate governance matters in a manner that we believe appropriately protects and benefits the Company and its stakeholders.

• Enhance Ability to Attract and Retain Qualified Directors:  We believe that Ohio law affords directors a clearer balance of corporate governance rights and obligations than Delaware law and would thereby enhance our ability to attract and retain highly qualified individuals to serve as directors.

Q.	What are the significant corporate governance trade-offs in connection with the reincorporation?

A.	In addition to our desire to reincorporate in Ohio to take advantage of the operational benefits and tax savings that we believe Ohio provides, one of the primary elements of the reincorporation proposal is to address several corporate governance matters that have been raised in discussions or correspondence with a number of our stockholders. We take concerns about our corporate governance posture seriously, and, in connection with the Reincorporation Proposal, we seek to achieve an appropriate balance between our concern for protecting the Company and its stakeholders and maintaining our focus on the Company’s long-term financial and operational success, on the one hand, and addressing expressed concerns regarding the number and scope of the protective provisions at A&F (Delaware), on the other.

Ohio law features two primary statutes relating to takeovers versus one primary provision in Delaware. Chapter 1704 of the Ohio Revised Code, known as the Merger Moratorium Statute, prohibits business combinations and certain other business transactions between an Ohio public corporation and a 10% shareholder for a period of three years after the shareholder becomes a 10% shareholder, unless certain conditions are satisfied. A similar provision of Delaware law, Section 203 of the Delaware General Corporation Law, applies to transactions with a 15% stockholder. Section 1701.831 of the Ohio General Corporation Law, known as the Control Share Acquisition Statute, requires shareholder approval of any acquisition of shares of an Ohio public corporation that would entitle the acquiring person to exercise more than one-fifth, one-third or one-half of the total voting power of the corporation in the election of directors. Delaware law does not include a similar statute.

As a trade-off for the statutory protections that would be afforded to A&F (Ohio), through the Reincorporation Proposal we are prepared to reduce the scope of, or eliminate, several of the protective provisions that we presently have in place at A&F (Delaware). Specifically, we propose to make the following corporate governance changes in connection with the reincorporation:

• eliminate our existing supermajority voting requirement (75% of the outstanding shares of A&F (Delaware)) and replace it with a voting requirement of a majority of the outstanding common shares, without par value, of A&F (Ohio);

• allow shareholders of A&F (Ohio) holding at least 25% of the outstanding common shares to call a special meeting of shareholders. Currently, the stockholders of A&F (Delaware) do not have the right to call special meetings of stockholders;

• redeem the Series A Participating Cumulative Preferred Stock Purchase Rights issued under A&F (Delaware)’s outstanding rights plan. In addition, the Board has indicated that it would not adopt a shareholder rights plan, or “poison pill,” for A&F (Ohio) at the present time or, unless circumstances change, for the foreseeable future; and

• allow shareholders of A&F (Ohio) to take action by written consent to the extent permitted by Ohio law (though such ability is limited by existing Ohio law). Currently, the stockholders of A&F (Delaware) do not have the right to take action by written consent.

We have committed to include in our proxy materials for the 2011 Annual Meeting of Stockholders a proposal to declassify the Board. The reincorporation would not affect this commitment, except that (i) if the reincorporation is not completed before the 2011 Annual Meeting of Stockholders, the declassification proposal must be adopted by the holders of 75% of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of A&F (Delaware) and (ii) if the reincorporation is completed before the 2011 Annual Meeting of Shareholders, the declassification proposal must be adopted by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) and by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) voted on the proposal that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder.

Although we believe that the substantive fiduciary duties of directors are substantially similar under both Delaware and Ohio law, the two states’ approach to fiduciary duty law differs somewhat. Ohio law:

• has codified the directors’ fiduciary duties of care and, in part, loyalty;

• at all times imposes the burden of proof on the person seeking to hold directors liable for the breach of their fiduciary duties (i.e., there is no shifting burden of proof or heightened scrutiny in certain instances, as has been interpreted to be the case under applicable Delaware common law); and

• holds directors liable for damages only if it is proved by clear and convincing evidence that they acted with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

By codifying fiduciary duties and establishing evidentiary protections, Ohio law, we believe, provides directors with greater assurance regarding the range of discretion and judgment that they may exercise and enhanced protection against personal liability.

Q.	Are other large publicly-traded companies incorporated in Ohio?

A.	Yes. Many well-known publicly-traded companies are incorporated in Ohio, including American Financial Group, Inc., Big Lots, Inc., Cardinal Health, Inc., Cliffs Natural Resources Inc., Diebold, Incorporated, DPL Inc., Eaton Corporation, Fifth Third Bancorp, FirstEnergy Corp., The Goodyear Tire & Rubber Company, The Kroger Co., The Lubrizol Corporation, Parker-Hannifin Corporation, The Procter & Gamble Company, The Progressive Corporation, The Scotts Miracle-Gro Company, Scripps Network Interactive, Inc., The Sherwin-Williams Company, The J.M. Smucker Company and The Timken Company.

Q.	What are the principal terms of the reincorporation?

A.	Upon the completion of the reincorporation of the Company into Ohio:

• the separate corporate existence of A&F (Delaware) would cease;

• A&F (Ohio) would succeed to the business and all of the properties, assets and liabilities of A&F (Delaware);

• A&F (Ohio) would perform all of A&F (Delaware)’s outstanding obligations under the Equity Plans (as defined below in the section entitled “Manner of Effecting the Reincorporation”) upon the same terms and subject to the same conditions as set forth in the Equity Plans and continue the Company’s other employee benefit plans and arrangements upon the same terms and subject to the same conditions as set forth in those plans and arrangements;

• all outstanding shares of Common Stock of A&F (Delaware) would convert into an equal number of common shares of A&F (Ohio); and

• the existing holders of the outstanding shares of Common Stock of A&F (Delaware) would own all of the outstanding common shares of A&F (Ohio) without any change in their proportionate ownership.

Q.	Would the name of the Company change as a result of the reincorporation?

A.	No. The Company would retain the name “Abercrombie & Fitch Co.” but would be incorporated in Ohio instead of Delaware.

Q.	Would the reincorporation change the business of the Company?

A.	No. The reincorporation would not change the current business of the Company. Following the reincorporation, A&F (Ohio) would continue as a specialty retailer operating, through its subsidiaries, stores and direct-to-consumer operations selling products and accessories under the Abercrombie & Fitch, abercrombie kids, Hollister and Gilly Hicks brands. Our principal executive offices would remain located at 6301 Fitch Path, New Albany, Ohio 43054.

Q.	Following the completion of the reincorporation, would A&F (Ohio) have the same directors, officers and associates that A&F (Delaware) has currently?

A.	Yes. Upon the completion of the reincorporation, all of the directors, officers and associates of A&F (Delaware) would become directors, officers and associates of A&F (Ohio), respectively, and hold the same positions and, in the case of the directors, have the same terms of office for A&F (Ohio) as they did for A&F (Delaware)

Q.	Would the reincorporation affect my dividends?

A.	No. The reincorporation would have no effect on our dividend policy. The board of directors of A&F (Ohio) would determine whether to declare future dividends on the common shares of A&F (Ohio) after reviewing the cash position and results of operations of A&F (Ohio).

Q.	Would I owe any federal income tax as a result of the reincorporation?

A.	No. We believe that the exchange of the shares of Common Stock of A&F (Delaware) for common shares of A&F (Ohio) would be tax-free for federal income tax purposes. We describe the federal income tax consequences of the merger in more detail below in the section entitled “Certain U.S. Federal Income Tax Consequences of the Reincorporation.”

Q.	When do you expect to complete the reincorporation?

A.	We expect to complete the reincorporation as promptly as practicable after our stockholders approve the Reincorporation Proposal and all of the other conditions to the completion of the reincorporation are satisfied.

Q.	Would I have appraisal rights if I do not vote in favor of the reincorporation?

A.	No. Stockholders of A&F (Delaware) who do not vote in favor of the Reincorporation Proposal would not be entitled to any appraisal rights in connection with the reincorporation because the Common Stock of A&F (Delaware) is listed on the New York Stock Exchange.

Q.	Should I send in my certificate(s) for shares of Common Stock of A&F (Delaware)?

A.	No. If the reincorporation is completed, you may, but would not be required to, exchange your certificates representing shares of Common Stock of A&F (Delaware) for certificates representing common shares of A&F (Ohio).

Q.	Would the reincorporation affect my ownership or percent of ownership in the Company?

A.	No. Upon the completion of the reincorporation, each outstanding share of Common Stock of A&F (Delaware) would automatically convert into one common share of A&F (Ohio) and A&F (Ohio) would not issue any additional common shares in the merger. Therefore, the number of shares and the percentage of ownership you hold in the Company would not change as a result of the reincorporation.

Q.	Would the common shares of A&F (Ohio) be publicly traded?

A.	Yes. After the completion of the reincorporation, the Common Stock of A&F (Delaware) would no longer be listed on the New York Stock Exchange, but the common shares of A&F (Ohio) would be listed on the New York Stock Exchange for trading under the Company’s current symbol “ANF.” We would not complete the reincorporation unless and until the common shares of A&F (Ohio) are approved for listing on the New York Stock Exchange.

Q.	What if the Reincorporation Proposal is not approved by the stockholders of the Company?

A.	The merger and the reincorporation would not occur and you would continue to hold shares of Common Stock of A&F (Delaware) and the Company would continue to be incorporated in the Delaware.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Q.	Who is entitled to vote at the Special Meeting?

A.	The shares entitled to vote at the Special Meeting consist of the shares of the Company’s Common Stock. The Board set , 2011 as the record date for the Special Meeting. Only stockholders of record as of the close of business on the record date are entitled to vote at the Special Meeting. As of the close of business on the record date, shares of Common Stock were outstanding.

Q.	How many votes do I have?

A.	On each matter presented at the Special Meeting, you are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date.

Q.	How many votes must be present or represented to hold the Special Meeting?

A.	A quorum for the Special Meeting is one-third of the outstanding shares of Common Stock. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Special Meeting or represented by properly authenticated Internet or telephone voting instructions (including all abstentions and broker non-votes) will be counted toward the establishment of a quorum for the Special Meeting.

Q.	How do I vote?

A.	If you are a registered stockholder, you may ensure your representation at the Special Meeting by completing, signing, dating and promptly returning the accompanying form of proxy. We have provided a return envelope, which requires no postage if mailed in the United States, for your use. Alternatively, you may give voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. You may also vote your shares of Common Stock in person at the Special Meeting. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ voting instructions have been properly recorded.

If you hold your shares of Common Stock in “street name” with a broker, financial institution or other holder of record, you may be eligible to provide voting instructions to the holder of record electronically via the Internet or telephonically. If you hold your shares in “street name,” you should carefully review the information provided to you by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote your “street name” shares, including the deadline for submitting your voting instructions.

If you hold your shares of Common Stock in “street name” and wish to attend the Special Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other holder of record authorizing you to vote on behalf of such holder of record. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares of Common Stock on , 2011, the record date for voting at the Special Meeting.

Q.	What is the deadline for Internet and telephone voting?

A.	The deadline for registered stockholders to transmit voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Time, on , 2011.

Q.	How will my votes be counted?

A.	The inspectors of election appointed for the Special Meeting will tabulate the results of stockholder voting. Those shares of Common Stock represented by properly executed proxies returned to the Company prior to the Special Meeting or represented by properly authenticated Internet or telephone voting instructions that are not subsequently revoked will be voted as directed by the stockholders. All valid proxies received prior to the Special Meeting that do not instruct how to vote shares of Common Stock (excluding broker non-votes) will be voted “FOR” the Reincorporation Proposal and, if necessary, “FOR” the Adjournment Proposal. No appraisal rights exist for any action proposed to be taken at the Special Meeting.

Q.	What are broker non-votes?

A.	Under the applicable rules of the New York Stock Exchange, brokers may not vote on any non-routine item without voting instructions from their clients. A “broker non-vote” occurs when a broker, financial institution or other holder of record holding shares of Common Stock for a client is unable to vote on a proposal because the proposal is non-routine and the client does not provide any voting instructions. As the Reincorporation Proposal and the Adjournment Proposal constitute “non-routine” items, if you hold your shares in “street name,” you must properly instruct your broker, financial institution or other holder of record how to vote on the Reincorporation Proposal and the Adjournment Proposal for your shares to be voted.

Q.	Can I revoke or change my vote?

A.	Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is actually voted at the Special Meeting by giving notice of revocation to the Company in writing, by accessing the designated Internet site prior to the deadline for transmitting voting instructions electronically, by using the toll-free number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically or by attending the Special Meeting and giving notice of revocation in person. You may also change your vote by executing and returning to the Company a later-dated form of proxy, submitting a later-dated vote through the designated Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically or voting at the Special Meeting. Attending the Special Meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name” with a broker, financial institution or other holder of record, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Q.	What vote is required to approve the proposals?

A.	Reincorporation Proposal: The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the Reincorporation Proposal. Because the Reincorporation Proposal must be approved by a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Reincorporation Proposal.

Adjournment Proposal: The affirmative vote of a majority in voting interest of the stockholders present in person or by proxy at the Special Meeting and voting on the Adjournment Proposal is required to approve the Adjournment Proposal. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum but will not be treated as votes cast for purposes of the Adjournment Proposal.

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that you vote “FOR” the Reincorporation Proposal and “FOR” the Adjournment Proposal.

Q.	Who will bear the costs of soliciting proxies for the Special Meeting?

A.	The Company will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than any costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you incur in connection with voting through the Internet. Although the Company is soliciting proxies by mailing the proxy materials to stockholders, proxies may be solicited by Company associates via mail or by telephone, facsimile, electronic transmission or personal contact without additional compensation. The Company has retained Innisfree M&A Incorporated, New York, New York, to aid in the solicitation of proxies with respect to shares of Common Stock held by brokers, financial institutions, and other custodians, fiduciaries and holders of record for a fee of approximately $15,000, plus expenses. The Company will reimburse its transfer agent, brokers, financial institutions, and other custodians, fiduciaries and holders of record for their reasonable costs in sending proxy materials to stockholders.

PROPOSAL 1 — APPROVAL OF THE COMPANY’S REINCORPORATION INTO OHIO

After careful consideration, on December 17, 2010, the Board unanimously approved the Merger Agreement and the reincorporation and determined that the Merger Agreement and the reincorporation are advisable and fair to, and in the best interests of, the Company and its stockholders. Based on such approval and determination and the reasons set forth below, the Board unanimously recommends that you vote “FOR” the Reincorporation Proposal.

Reasons for the Reincorporation

We are seeking to reincorporate under Ohio law for a number of reasons.

Operational Benefits and Commitment to Ohio

We believe that there are a number of important operational benefits that we would derive from being domiciled in Ohio. In fact, we believe it is largely a matter of historical anachronism that we were first incorporated in Delaware — as a subsidiary of our former public company parent — many years ago.

The simple fact is that, other than our stores which are located throughout the United States and internationally, we conduct the vast majority of our operations from our home office in New Albany, Ohio. Our Ohio-based operations include our headquarter operations and senior management offices and our U.S.-based distribution centers and the meetings of our Board and stockholders are held in Ohio. The vast majority of our full-time associates are also Ohio residents. Given our significant operational presence in Ohio, we are committed to supporting the Ohio business community and the economic growth of both our company and Ohio and believe that reincorporating into Ohio is an appropriate means to fulfill this commitment. In contrast, we conduct little business in Delaware. Reincorporating into Ohio would also simplify our corporate administration and reduce costs in part by eliminating our obligation to file certain reports and other documents in Delaware.

In addition, by being a corporate citizen of Delaware, we have conceded jurisdiction to lawsuits in the State of Delaware, which effectively represents a foreign jurisdiction for us. These lawsuits may not have been brought in the State of Delaware if we had not been incorporated there.

Reduce State Tax Liability

Reincorporating into Ohio would save us money by decreasing our overall state tax liability. Delaware imposes a franchise tax on corporations incorporated under Delaware law. A&F (Delaware)’s Delaware franchise tax obligation is $180,000 for the 2010 tax year. Management expects that if A&F (Delaware) remains incorporated in Delaware, it would continue to pay up to $180,000 in Delaware franchise taxes each year for the foreseeable future. As of January 1, 2010, Ohio no longer imposes a franchise tax on holding companies. Instead, Ohio imposes an annual commercial activity tax measured by the gross receipts generated by business activities in Ohio. By reincorporating into Ohio, we would eliminate our Delaware franchise tax obligation without affecting our Ohio commercial activity tax obligation. Management estimates that the completion of the reincorporation would reduce our aggregate state tax liabilities, based on present rates, by approximately $180,000 per year.

Address Corporate Governance Matters

In exchange for the operational and statutory benefits we believe Ohio law affords, reincorporating into Ohio would provide us with an opportunity to address a number of corporate governance matters in a manner that appropriately protects and benefits the Company and its stakeholders. Specifically, with the benefit of the balance we believe Ohio law provides, the Board proposes to:

•	eliminate our existing supermajority voting requirement (75% of the outstanding shares of A&F (Delaware)) and replace it with a voting requirement of a majority of the outstanding common shares of A&F (Ohio);

•	allow shareholders of A&F (Ohio) holding at least 25% of the outstanding common shares to call a special meeting of shareholders. Currently, the stockholders of A&F (Delaware) do not have the right to call special meetings of stockholders;

•	redeem the Series A Participating Cumulative Preferred Stock Purchase Rights issued under A&F (Delaware)’s outstanding rights plan. In addition, the Board has indicated that it would not adopt a shareholder rights plan, or “poison pill,” for A&F (Ohio) at the present time or, unless circumstances change, for the foreseeable future; and

•	allow shareholders of A&F (Ohio) to take action by written consent (though such ability is limited by existing Ohio law). Currently, the stockholders of A&F (Delaware) do not have the right to take action by written consent.

Enhance Ability to Attract and Retain Qualified Directors

We believe that Ohio law affords directors a clearer balance of corporate governance rights and obligations than Delaware law and would thereby enhance our ability to attract and retain highly qualified individuals to serve as directors. Both Ohio and Delaware law require directors to perform their duties in a careful and disinterested manner and act in good faith, following appropriate consideration, as well as to be mindful of the best interests of the corporation and its shareholders. We believe, however, that the following provisions of Ohio law provide directors of an Ohio corporation with greater assurance regarding the range of discretion and judgment that they may exercise, which would better enable directors to make corporate decisions on their own merits and for the benefit of shareholders rather than out of a desire to avoid personal liability:

•	Ohio has codified the directors’ fiduciary duties of care and, in part, loyalty;

•	Ohio law provides that a person seeking to hold directors liable for damages for actions or omissions as directors, including actions or omissions involving a change in control, must prove by clear and convincing evidence that the directors acted with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, which is a higher standard of proof than the preponderance of the evidence standard imposed by Delaware law;

•	Ohio law at all times imposes the burden of proof on the person seeking to hold directors liable for the breach of their fiduciary duties (i.e., there is no shifting burden of proof or heightened scrutiny in certain instances, as has been interpreted to be the case under applicable Delaware common law); and

•	Ohio law provides explicit guidelines regarding the matters that are appropriate for directors to consider when making corporate governance determinations generally and when deciding whether a proposed takeover is in the best interests of a corporation.

Manner of Effecting the Reincorporation

The reincorporation would be effected by merging A&F (Delaware) with and into A&F (Ohio) in accordance with the terms of the Merger Agreement attached to this Proxy Statement as Appendix C. At the effective time of the merger of A&F (Delaware) with and into A&F (Ohio):

•	the separate corporate existence of A&F (Delaware) would cease;

•	A&F (Ohio) would succeed to the business and all of the properties, assets and liabilities of A&F (Delaware);

•	all of the directors, officers and associates of A&F (Delaware) would become directors, officers and associates of A&F (Ohio), respectively, and hold the same positions and, in the case of the directors, have the same terms of office for A&F (Ohio) as they did for A&F (Delaware);

•	all shares of Common Stock of A&F (Delaware) issued and outstanding immediately prior to the effective time of the merger would, by virtue of the merger, convert into an equal number of fully paid and non-assessable common shares of A&F (Ohio); and

•	the existing holders of the outstanding shares of Common Stock of A&F (Delaware) would own all of the outstanding common shares of A&F (Ohio) without any change in their proportionate ownership.

Each of the common shares of A&F (Ohio) would have the same terms as the Common Stock, subject to the differences arising by virtue of the differences between Delaware and Ohio law and between the provisions of A&F (Delaware)’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) and the provisions of A&F (Ohio)’s Amended Articles of Incorporation (the “Articles”) and Regulations. After the consummation of the merger:

•	each holder of shares of Common Stock of A&F (Delaware) would be deemed for all purposes to be the holder of the same number of common shares of A&F (Ohio);

•	certificates representing shares of Common Stock of A&F (Delaware) will continue to represent common shares of A&F (Ohio); and

•	where no certificate has been issued in the name of a holder of shares of Common Stock of A&F (Delaware), a “book entry” (i.e., a computerized or manual entry) would be made in the shareholder records of A&F (Ohio) to evidence the issuance to such holder of an equal number of common shares of A&F (Ohio).

Stockholders do not need to surrender their certificates representing shares of Common Stock of A&F (Delaware) for certificates representing the common shares of A&F (Ohio). A stockholder may surrender the stockholder’s certificate representing shares of Common Stock of A&F (Delaware) for cancellation if the stockholder desires to receive a new certificate representing the same number of common shares of A&F (Ohio). Upon request, a holder of uncertificated common shares of A&F (Ohio) would also be entitled to receive a new certificate representing such common shares.

Approval of the Reincorporation Proposal would not result in any change in the business, management, location of the principal executive offices or other facilities, capitalization, assets or liabilities of A&F (Delaware). The common shares of A&F (Ohio) would continue to be traded on the New York Stock Exchange without interruption.

The Company has six equity compensation plans (collectively, the “Equity Plans”) under which shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Option and Performance Incentive Plan (1998 Restatement) (the “1998 Associates Stock Plan”); (ii) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (iii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iv) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (v) the 2005 Long-Term Incentive Plan (the “2005 LTIP”); and (vi) the 2007 Long-Term Incentive Plan (the “2007 LTIP”). Upon the completion of the reincorporation of the Company into Ohio:

•	A&F (Ohio) would perform all of A&F (Delaware)’s outstanding obligations under the Equity Plans upon the same terms and subject to the same conditions as set forth in the Equity Plans;

•	each outstanding option under the 1998 Associates Stock Plan, the 1998 Directors Stock Plan, the 2005 LTIP, the 2007 LTIP, the 2002 Associates Stock Plan and the 2003 Director Stock Plan would convert into an option to purchase the same number of common shares of A&F (Ohio) at the same option price per share and upon the same terms and subject to the same conditions as set forth in the applicable plan;

•	common shares of A&F (Ohio) would become issuable upon the vesting of awards of the restricted stock units granted under the 2005 LTIP and the 2007 LTIP and upon the vesting of restricted shares granted under the 2002 Associates Stock Plan upon the same terms and subject to the same conditions as set forth in the applicable plan;

•	compensation deferred by non-associate directors participating in the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan and/or the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan (Plan II) and distributable under the 1998 Director Stock Plan, the 2003 Director Stock Plan and the 2005 LTIP in the form of shares of Common Stock would become distributable in the form of common shares of A&F (Ohio) upon the same terms and subject to the same conditions as set forth in the applicable plan; and

•	the value of the stock appreciation rights granted under the 2005 LTIP and the 2007 LTIP would be based upon the increase in the fair market value of the common shares of A&F (Ohio) above the base price; and

•	A&F (Ohio) would continue A&F (Delaware)’s other employee benefit plans and arrangements upon the same terms and subject to the same conditions as set forth in these plans and arrangements.

If our stockholders approve the Reincorporation Proposal at the Special Meeting, we anticipate that the merger would become effective shortly thereafter. However, the Merger Agreement authorizes our Board to abandon the merger regardless of whether our stockholders have approved it, if the Board determines that abandonment is in the best interests of A&F (Delaware). The Board has made no determination as to any circumstances that may prompt a decision to abandon the reincorporation. We may also amend the Merger Agreement in non-substantive ways that would not adversely affect our stockholders.

Section 262 of the Delaware General Corporation Law provides that because the Common Stock of A&F (Delaware) is listed on the New York Stock Exchange, stockholders of A&F (Delaware) who do not vote in favor of the Reincorporation Proposal will not be entitled to appraisal rights in connection with the reincorporation.

Significant Effects of the Reincorporation

The reincorporation into Ohio would change the law applicable to our corporate affairs from Delaware law to Ohio law and result in some differences in your rights. The Articles and Regulations of A&F (Ohio) that would govern our corporate affairs upon the consummation of the reincorporation are attached to this Proxy Statement as Appendix A and Appendix B, respectively. The Articles and Regulations would replace our Certificate and Bylaws. Many of the provisions in the Certificate and Bylaws would carry over to, or be replaced by substantially similar provisions in, the Articles and Regulations. However, the Articles and Regulations would also include some new provisions not contained in the Certificate and Bylaws that are largely dictated by Ohio law or inapplicable to Delaware corporations. The summaries and descriptions of the provisions of the Articles and the Regulations contained in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the actual provisions of the Articles and the Regulations. Copies of the Certificate and the Bylaws are available for inspection at our executive offices located at 6301 Fitch Path, New Albany, Ohio 43054, and we will send any stockholder a copy, without charge, upon written request.

One of the primary elements of our proposal to reincorporate from Delaware to Ohio is to address a number of corporate governance matters that have been raised in discussions or correspondence with a number of our stockholders. In particular, in exchange for the operational benefits and statutory protections that we believe we would benefit from under Ohio law, we are proposing to:

•	eliminate our existing supermajority voting requirement (75% of the outstanding shares of A&F (Delaware)) and replace it with a voting requirement of a majority of the outstanding common shares of A&F (Ohio);

•	allow shareholders of A&F (Ohio) holding at least 25% of the outstanding common shares to call a special meeting of shareholders. Currently, the stockholders of A&F (Delaware) do not have the right to call special meetings of stockholders;

•	redeem the Series A Participating Cumulative Preferred Stock Purchase Rights issued under A&F (Delaware)’s outstanding rights plan. In addition, the Board has indicated that it would not adopt a shareholder rights plan, or “poison pill,” for A&F (Ohio) at the present time or, unless circumstances change, for the foreseeable future; and

•	allow shareholders of A&F (Ohio) to take action by written consent (though such ability is limited by existing Ohio law). Currently, the stockholders of A&F (Delaware) do not have the right to take action by written consent.

The following table briefly describes certain significant provisions of the Delaware General Corporation Law and our Certificate and Bylaws applicable to A&F (Delaware) before the reincorporation and the comparable provisions of the Ohio General Corporation Law and the Articles and Regulations applicable to A&F (Ohio) after the reincorporation.

Provisions Applicable to A&F (Delaware) Before the	Provisions Applicable to A&F (Ohio) After the
Reincorporation Under the Delaware General	Reincorporation Under the Ohio General Corporation
Corporation Law and the Certificate and Bylaws	Law and the Articles and Regulations

1.  Term of Directors.  All directors serve until the third annual meeting following the annual meeting at which they were elected or their earlier removal, resignation or death. We have committed to include in our proxy materials for the 2011 Annual Meeting of Stockholders a proposal to declassify the Board. If the reincorporation is not completed before the 2011 Annual Meeting of Stockholders, the declassification proposal must be adopted by the holders of 75% of the outstanding shares of Common Stock.

1.  Term of Directors.  All directors serve until the third annual meeting following the annual meeting at which they were elected or their earlier removal, resignation or death. We have committed to include in our proxy materials for the 2011 Annual Meeting of Shareholders a proposal to declassify the Board. If the reincorporation is completed before the 2011 Annual Meeting of Shareholders, the declassification proposal must be adopted by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) and by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) voted on the proposal that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder.

2. Number of Directors. The Board may set the number of directors from time to time, provided that the Board must consist of no less than four, and no more than thirteen, directors.
2.  Number of Directors.  The Board or the shareholders may set the number of directors from time to time, provided that the Board must consist of no less than four, and no more than thirteen, directors.

3. Vacancies. A majority of the remaining directors may fill any vacancy in the Board.	3. Vacancies. A majority of the remaining directors may fill any vacancy in the Board.

4. Special Meetings. Stockholders may not call special meetings of stockholders.	4. Special Meetings. Shareholders holding at least 25% of the outstanding common shares may call special meetings of shareholders.

Provisions Applicable to A&F (Delaware) Before the	Provisions Applicable to A&F (Ohio) After the
Reincorporation Under the Delaware General	Reincorporation Under the Ohio General Corporation
Corporation Law and the Certificate and Bylaws	Law and the Articles and Regulations

5.  Amendment of Certificate.  Holders of at least 75% of the shares of outstanding Common Stock may amend the provisions of the Certificate governing the amendment of the Certificate, the amendment of the Bylaws, classification of the Board, the prohibition of actions without a meeting by stockholders, the factors the Board must consider when evaluating specified third party offers affecting the Company’s corporate status, the removal of directors, the supermajority vote required for certain business combinations involving a 5% stockholder and matters related to the former relationship with The Limited, Inc. Other provisions in the Certificate may be amended by holders of a majority of the outstanding shares of Common Stock.

5.  Amendment of Articles.  Holders of a majority of the outstanding common shares of A&F (Ohio) may amend the Articles. However, (i) any amendment to the Articles that would change or eliminate the classification of the board of directors must be adopted by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) and by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) voted on the amendment that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder and (ii) any amendment to the Articles that would opt out A&F (Ohio) from the coverage of Chapter 1704 of the Ohio Revised Code must be approved by the holders of two-thirds of the outstanding common shares of A&F (Ohio) and the holders of two-thirds of the outstanding common shares of A&F (Ohio) that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder.

6.  Amendment of Bylaws.  Each of the Board and holders of at least 75% of the shares of outstanding Common Stock may amend the Bylaws. However, any amendment to the vote required for the election of directors must be approved by the holders of at least 75% of the shares of outstanding Common Stock.

6.  Amendment of Regulations.  Each of the Board (unless a provision of the Ohio Revised Code reserves such authority to the shareholders) and holders of a majority of the outstanding common shares of A&F (Ohio) may amend the Regulations.

Provisions Applicable to A&F (Delaware) Before the	Provisions Applicable to A&F (Ohio) After the
Reincorporation Under the Delaware General	Reincorporation Under the Ohio General Corporation
Corporation Law and the Certificate and Bylaws	Law and the Articles and Regulations

7.  Advance Notice Requirements. The Bylaws require stockholders to comply with detailed advance notice deadlines, procedures and informational requirements to submit business (including the nomination of any individual for election to the Board) to a meeting of stockholders. To submit business to an annual meeting, stockholders must provide advance notice of such business not less than 120, nor more than 150, days before the first anniversary date of A&F (Delaware)’s proxy statement for the last annual meeting of stockholders.

7.  Advance Notice Requirements.  The Regulations require shareholders to comply with detailed advance notice deadlines, procedures and informational requirements to submit business (including the nomination of any individual for election to the board of directors of A&F (Ohio)) to a meeting of shareholders. To submit business to an annual meeting, shareholders must provide advance notice of such business not earlier than the 120th, and not later than the 90th, day prior to the first anniversary of the preceding year’s annual meeting of shareholders. The informational requirements set forth in the Regulations are significantly more detailed than those set forth in the Bylaws and include the disclosure of all derivative and synthetic instruments and short interests held by the proposing shareholder relating to any of our securities. The advance notice provisions set forth in the Regulations also address the new Securities and Exchange Commission (“SEC”) requirements relating to proxy access (which requirements are presently subject to a stay pending existing legal proceedings).

8. Action Without a Meeting. Stockholders may not take action by written consent without a meeting.
8.  Action Without a Meeting.  Shareholders may take action by written consent without a meeting to the extent permitted by Ohio law (currently must be unanimous except in the case of an amendment to the Regulations).

9. Cumulative Voting. Stockholders have no right of cumulative voting in the election of directors.	9. Cumulative Voting. Shareholders have no right of cumulative voting in the election of directors.

10.  Quorum.  The presence of the holders of at least one-third of the voting power of A&F (Delaware) constitutes a quorum for all stockholder meetings called by the Board and the presence of the holders of at least a majority of the voting power of A&F (Delaware) constitutes a quorum for all other stockholder meetings.
10. Quorum. The presence of the holders of at least a majority of the voting power of A&F (Ohio) constitutes a quorum for all shareholder meetings.

11. Removal of Directors. The holders of at least 75% of the voting power of A&F (Delaware) may remove any director from office for cause at any annual or special meeting of the stockholders.
11.  Removal of Directors.  The holders of at least a majority of the voting power of A&F (Ohio) may remove any director from office without assigning any cause. However, if the directors are classified, as is currently the case, the shareholders may effect any such removal only for cause.

Provisions Applicable to A&F (Delaware) Before the	Provisions Applicable to A&F (Ohio) After the
Reincorporation Under the Delaware General	Reincorporation Under the Ohio General Corporation
Corporation Law and the Certificate and Bylaws	Law and the Articles and Regulations

12.  Takeover Statutes.  Section 203 of the Delaware General Corporation Law prohibits business combinations between A&F (Delaware) and a 15% stockholder for a period of three years after the stockholder becomes such, unless certain conditions are satisfied.

12.  Takeover Statutes.  Chapter 1704 of the Ohio Revised Code, known as the Merger Moratorium Statute, prohibits business combinations and certain other business transactions between A&F (Ohio) and a 10% shareholder for a period of three years after the shareholder becomes a 10% shareholder, unless certain conditions are satisfied. After the three-year period, the transaction must be approved by two-thirds of the voting power of the corporation in the election of directors and a majority of the disinterested shares or must satisfy certain other conditions. A&F (Ohio) would not opt out in the Articles from the coverage of the Merger Moratorium Statute.

       Section 1701.831 of the Ohio General Corporation Law, known as the Control Share Acquisition Statute, requires shareholder approval of any acquisition of shares of an Ohio public corporation that would entitle the acquiring person to exercise more than one-fifth, one-third or one-half of the total voting power of the corporation in the election of directors. The required shareholder approval is a majority of the voting power of the corporation in the election of directors represented at the meeting in person or by proxy and a majority of the disinterested shares represented at the meeting in person or by proxy. A&F (Ohio) would not opt out, in either the Articles or the Regulations, from the coverage of the Control Share Acquisition Statute.

13.  Stockholder Approval of Certain Business Combinations Involving 5% Stockholder. Under the Certificate, the affirmative vote of the holders of at least 75% of the disinterested shares of voting stock of A&F (Delaware) is required to approve certain business combination transactions involving a person who owns at least 5% of the voting stock of A&F (Delaware).
13. Shareholder Approval of Certain Business Combinations Involving 5% Shareholder. Neither the Articles nor the Regulations impose a similar requirement.

Provisions Applicable to A&F (Delaware) Before the	Provisions Applicable to A&F (Ohio) After the
Reincorporation Under the Delaware General	Reincorporation Under the Ohio General Corporation
Corporation Law and the Certificate and Bylaws	Law and the Articles and Regulations

14.  Stockholder Approval of Material Transactions.  The affirmative vote of at least a majority of the voting power of A&F (Delaware) is required to approve mergers and consolidations involving A&F (Delaware), the dissolution of A&F (Delaware) and the sale, lease or exchange of all or substantially all of the assets of A&F (Delaware). However,(i) if a 5% stockholder is involved, the Certificate would require the affirmative vote of the holders of at least 75% of the disinterested shares of voting stock of A&F (Delaware) to approve the transaction and (ii) if a 15% stockholder is involved, Section 203 of the Delaware General Corporation Law may also apply.

14.  Shareholder Approval of Material Transactions.  The affirmative vote of at least a majority of the outstanding voting power of A&F (Ohio) is required to approve mergers and consolidations involving A&F (Ohio), the dissolution of A&F (Ohio), the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of A&F (Ohio) and certain combinations or majority share acquisitions involving more than one-sixth of the common shares of A&F (Ohio). However, if a 10% shareholder is involved, the Merger Moratorium Statute may also apply.

15.  Personal Liability of Directors.  Personal liability of directors for monetary damages for breach of fiduciary duty eliminated except in the instance of:

     •   a breach of the director’s duty of loyalty to A&F (Delaware) or its stockholders;

     •   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     •   the payment of a dividend or the approval of a stock repurchase or redemption which is illegal under the Delaware General Corporation Law; or

     •   any transaction from which the director derived an improper personal benefit.

15.  Personal Liability of Directors.  Personal liability of directors for monetary damages for breach of fiduciary duty eliminated unless the plaintiff proves by clear and convincing evidence that the director’s action or failure to act was undertaken with deliberate intent to cause injury to, or with reckless disregard for the best interests of, the corporation or, subject to certain limitations, if the director approved:

     •   an illegal dividend, distribution or share repurchase by the corporation;

     •   a distribution to shareholders during the winding up of affairs without paying or making provision for the payment of all known obligations of the corporation; or

     •   the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation.

16. Indemnification of Directors and Officers. Broad mandatory indemnification of directors and officers consistent with the Delaware General Corporation Law is provided.	16. Indemnification of Directors and Officers. Broad mandatory indemnification of directors and officers consistent with the Ohio General Corporation Law is provided.

17. Authorized Capital Stock. The Certificate authorizes 150,000,000 shares of Class A Common Stock, 106,400,000 shares of Class B Common Stock and 15,000,000 shares of preferred stock.	17. Authorized Capital Stock. The Articles authorize 250,000,000 common shares and 15,000,000 preferred shares.

Provisions Applicable to A&F (Delaware) Before the	Provisions Applicable to A&F (Ohio) After the
Reincorporation Under the Delaware General	Reincorporation Under the Ohio General Corporation
Corporation Law and the Certificate and Bylaws	Law and the Articles and Regulations

18. Provisions Regarding The Limited, Inc. The Certificate contains several provisions that relate to The Limited, Inc., the Company’s former parent company, that have become irrelevant.	18. Provisions Regarding The Limited, Inc. The Articles do not contain the provisions set forth in the Certificate relating to The Limited, Inc.

Significant Carryover Provisions

Authorized Shares

In Delaware, the capital stock of a corporation is typically referred to as common stock or preferred stock. In Ohio, the equivalent capital stock is typically referred to as common shares or preferred shares. Similarly, Delaware law commonly refers to “stockholders,” while Ohio law commonly refers to “shareholders.” These distinctions do not have any substantive significance.

Under its Certificate, A&F (Delaware) is authorized to issue 150,000,000 shares of Class A Common Stock, 106,400,000 shares of Class B Common Stock and 15,000,000 shares of preferred stock. Under the Articles, A&F (Ohio) would be authorized to issue 250,000,000 common shares and 15,000,000 preferred shares. Because no shares of Class B Common Stock are outstanding and we do not believe that having a class of common stock with the rights and privileges of the Class B Common Stock serves any significant purpose, the Articles combine the 150,000,000 authorized shares of Class A Common Stock and the 106,400,000 authorized shares of Class B Common Stock of A&F (Delaware) into a single class consisting of 250,000,000 authorized common shares.

Under both the Certificate and the Articles, the Board has the authority to issue the preferred stock, in the case of A&F (Delaware), or preferred shares, in the case of A&F (Ohio), in one or more series and to establish the designations, preferences and rights, including voting rights, of each series. The authority of the Board to issue preferred shares without the additional approval of the shareholders could have a possible anti-takeover effect, which we describe in more detail below in the section entitled “Possible Anti-Takeover Effect of Provisions — Authorized Preferred Shares.”

Classification, Term, Nomination and Election of Directors

The Certificate and the Articles both divide the Board into three classes. After the second anniversary of the initial election of directors, all directors of A&F (Ohio) will serve for a term ending on the date of the third annual meeting following the annual meeting at which they were elected or until their earlier removal, resignation or death. We have, however, committed to include in our proxy materials for the 2011 Annual Meeting of Stockholders a proposal to declassify the Board. The reincorporation does not affect this commitment, except that (i) if the reincorporation is not completed before the 2011 Annual Meeting of Stockholders, the declassification proposal must be adopted by the holders of 75% of the outstanding shares of Common Stock and (ii) if the reincorporation is completed before the 2011 Annual Meeting of Shareholders, the declassification proposal must be adopted by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) and by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) voted on the proposal that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder.

The Bylaws provide that the nomination of persons for election to the Board may be made by the Board or any committee designated by the Board or by any stockholder entitled to vote for the election of directors at the applicable meeting of stockholders. Stockholder nominations of persons for election to the Board must comply with the procedures discussed below in the section entitled “Certain Other Effects of the Reincorporation — Advance Notice Requirements.”

The Regulations provide that the nomination of persons for election to the board of directors of A&F (Ohio) may be made by or at the direction of the board (or any committee designated by the board) or by a shareholder of A&F (Ohio) who (i) is a shareholder of record at the time the board of directors of A&F (Ohio) gives notice of the meeting of shareholders and at the time of the meeting of shareholders, (ii) is entitled to vote at the meeting of shareholders and (iii) complies with the procedures discussed below in the section entitled “Certain Other Effects of the Reincorporation — Advance Notice Requirements.”

Both the Bylaws and the Articles provide for majority voting in uncontested elections of directors. The Bylaws require the approval of the holders of at least 75% of the shares of outstanding Common Stock to amend the vote required for the election of directors. The Articles, however, only require the approval of the holders of a majority of the outstanding common shares of A&F (Ohio) to amend the vote required for the election of directors.

Filling of Vacancies on Board of Directors

Both the Bylaws and the Regulations authorize a majority of the remaining directors to fill any vacancy in the Board.

No Cumulative Voting

The stockholders of A&F (Delaware) do not have, and the shareholders of A&F (Ohio) will not have, the right of cumulative voting in the election of directors.

No Preemptive Rights

The stockholders of A&F (Delaware) do not have, and the shareholders of A&F (Ohio) will not have, preemptive rights to acquire newly issued capital stock.

Certain Other Effects of the Reincorporation

The rights of shareholders of A&F (Ohio) will be governed by the Ohio General Corporation Law and the Articles and Regulations rather than the Delaware General Corporation Law and the Certificate and Bylaws. It is not practical to summarize in this Proxy Statement all of the differences between the Ohio General Corporation Law and the Delaware General Corporation Law or between the Articles and Regulations and the Certificate and Bylaws. Instead, this section summarizes some of the significant differences and describes how those differences may affect the rights and interests of stockholders of A&F (Delaware).

Director Liability and Indemnification

The Certificate and the Bylaws require that A&F (Delaware) indemnify the directors and officers of A&F (Delaware) to the greatest extent permissible under Delaware law. The Regulations would require that A&F (Ohio) indemnify the directors and officers of A&F (Ohio) to the fullest extent permitted or authorized under the laws of Ohio. Through its General Corporation Law, Ohio has codified the directors’ common law duty of care and, in part, their common law duty of loyalty. Because of this codification, Ohio law is generally more protective of directors and officers than Delaware law.

Under Section 1701.59 of the Ohio General Corporation Law, a director of an Ohio corporation would be liable in damages for actions taken or not taken as a director only if the plaintiff proves by clear and convincing evidence that the director’s action or failure to act was undertaken with deliberate intent to cause injury to, or with reckless disregard for the best interests of, the corporation or if the director approved (i) an illegal dividend, distribution or share repurchase by the corporation, (ii) a distribution to shareholders during the winding up of the corporation’s affairs without paying or making provision for the payment of all known obligations of the corporation or (iii) the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation. Each officer and director of A&F (Ohio) would be entitled to advancement of expenses incurred in connection with lawsuits or proceedings arising out of his or her service to the fullest extent permitted or authorized by the laws of Ohio. The officers and directors of A&F (Ohio) would also be entitled to a broad scope of indemnification against not only expenses but also costs, liability, judgments, fines, excise taxes assessed with respect to employee benefit plans, penalties and amounts paid in settlement to the fullest extent permitted or authorized by the laws of Ohio.

The Board believes that a broad right of indemnification is necessary to encourage and retain capable individuals to serve as corporate directors. We believe that the quality of a corporation’s board of directors represents a significant factor in its long-term success and, accordingly, any steps that improve the capacity of a corporation to attract and retain the best possible directors provides value to the stockholders. The Board also believes that a broad right of indemnification and limitations upon directors’ liability for monetary damages encourage directors to vigorously resist what they consider to be unjustified suits and claims brought against them in their corporate capacities. At the same time, the Board believes that directors should not be completely immunized from personal liability resulting from egregious breaches of their duties by means of overly broad indemnification and limitation of liability provisions. The indemnification provisions in the Regulations are structured to balance these competing concerns.

We believe that the indemnification provisions of the Regulations are largely confirmatory of Ohio law. The Board recognizes that, notwithstanding any provision in the Regulations to the contrary, the ability of A&F (Ohio) to indemnify its officers and directors pursuant to the provisions of the Regulations or any indemnification agreement would be subject at all times to federal and state public policy limitations that may prevent indemnification. The Board believes that public policy would prevent indemnification for egregious, intentional wrongdoing, such as self-dealing or willful fraud. In addition, while the indemnification provisions of both the Certificate and Bylaws of A&F (Delaware) and the Regulations of A&F (Ohio) may permit indemnification for liabilities under the Securities Act of 1933, we understand that the SEC takes the position that such indemnification is against public policy and, therefore, unenforceable.

Ohio’s Merger Moratorium Statute in lieu of Section 203 of Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law imposes limits on a broad range of business combinations between a Delaware corporation, such as A&F (Delaware), and an “interested stockholder.” Under Section 203, an “interested stockholder” is defined as any person (other than the corporation or any of its majority-owned subsidiaries and any person whose ownership of shares in excess of the 15% limitation resulted from actions taken solely by the corporation) who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder crossing the 15% threshold;

•	at the time the stockholder crossed the 15% threshold, the stockholder owned at least 85% of the outstanding voting stock, excluding any outstanding shares owned by persons who are both directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the board of directors approved the business combination at or after the time the stockholder crossed the 15% threshold and the business combination was approved at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A&F (Delaware) has not opted out of Section 203 of the Delaware General Corporation Law.

Chapter 1704 of the Ohio Revised Code is similar to Section 203 of the Delaware General Corporation Law although the Merger Moratorium Statute is somewhat more protective. The key differences between the two statutes are:

•	the list of business combinations and other transactions subject to moratorium under Ohio’s Merger Moratorium Statute is more extensive than the corresponding list under Section 203 of the Delaware General Corporation Law and includes loans, disproportionate distributions of property, voluntary dissolutions, transactions that increase the interested person’s proportionate share ownership and the receipt by the interested person of any other benefit that is not shared proportionately by all shareholders;

•	the applicable threshold for a shareholder to be deemed “interested” under Ohio’s Merger Moratorium Statute is beneficial ownership of shares entitling the shareholder to exercise, directly or indirectly, 10% of the voting power in the election of directors rather than beneficial ownership of 15% of the outstanding voting stock;

•	the Merger Moratorium Statute does not contain an exception for an acquisition resulting in the ownership of at least 85% of the outstanding voting shares of the corporation;

•	if the business combination or the transaction that resulted in the shareholder crossing the 10% threshold were not approved by the board of directors specifically for purposes of Chapter 1704 prior to the shareholder becoming an interested shareholder, then no business combination or other prohibited transaction may occur during the three-year moratorium period regardless of whether the shareholders approve the business combination or other prohibited transaction during such three-year period; and

•	under the Merger Moratorium Statute, after the three-year moratorium period:

•	the business combination or other prohibited transaction must be approved by the affirmative vote of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors (or of such different proportion as the articles of incorporation may provide) and by the affirmative vote of the holders at least a majority of the disinterested shares; or

•	the shareholders other than the interested shareholder must receive in the transaction the amount for their shares mandated by the Merger Moratorium Statute.

For purposes of the Merger Moratorium Statute, “disinterested shares” means voting shares that are not beneficially owned by any of the following persons:

•	an interested shareholder (i.e., a person — other than the corporation, a subsidiary of the corporation, any employee stock ownership or benefit plan of the corporation or a subsidiary of the corporation, or any trustee or fiduciary with respect to any such plan acting in such capacity — who is the beneficial owner of shares of the corporation that would entitle such person, directly or indirectly, alone or with others, to exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors);

•	any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, is under common control with, or acts in concert with, the interested shareholder;

•	a corporation, partnership or other entity of which the interested shareholder is an officer, director or partner or is the beneficial owner of shares entitling the interested shareholder to exercise at least 10% of the voting power in the election of the directors or other governing body of that corporation, partnership or other entity;

•	a trust or other estate, including any employee stock ownership or benefit plan, in which the interested shareholder has a substantial beneficial interest or as to which the interested shareholder serves as trustee or in a similar fiduciary capacity; and

•	a relative or spouse of the interested shareholder, or a relative of the spouse of the interested shareholder, who has the same principal residence as the interested shareholder.

A&F (Ohio) would not opt out from the coverage of the Merger Moratorium Statute. The shareholders of A&F (Ohio) subsequently may amend the Articles to opt out from the coverage of the Merger Moratorium Statute, provided, that any such amendment must be approved by the holders of two-thirds of the outstanding common shares of A&F (Ohio) and the holders of two-thirds of the outstanding common shares of A&F (Ohio) that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder.

Ohio’s Control Share Acquisition Statute

Ohio’s other significant takeover statute is the Control Share Acquisition Statute. There is no corresponding provision in the Delaware General Corporation Law. The Control Share Acquisition Statute requires shareholder approval of any acquisition, directly or indirectly, by any person of shares of an Ohio public corporation that, together with shares as to which the person may exercise or direct the exercise of voting power, would entitle the person to exercise or direct the exercise of more than one-fifth, one-third or a majority of the total voting power of the corporation in the election of directors. The control share acquisition must be approved in advance by the holders of:

•	at least a majority of the voting power of the corporation in the election of directors represented at a meeting at which a quorum is present; and

•	the holders of a majority of the portion of the voting power of the corporation represented at the meeting excluding the voting power of interested shares.

For purposes of the Control Share Acquisition Statute, “interested shares” mean the shares of the corporation in respect of which any of the following persons may exercise or direct the exercise of voting power of the corporation in the election of directors:

•	the acquiring person in the proposed control share acquisition;

•	any officer of the corporation elected or appointed by the directors of the corporation;

•	any employee of the corporation who is also a director of the corporation;

•	any person that acquires such shares for valuable consideration during the period beginning on the date of the first public disclosure of (i) the control share acquisition, (ii) the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the assets of the corporation not made in the usual and regular course of its business, (iii) the merger, consolidation, combination, majority share acquisition or dissolution of the corporation or (iv) any action that would directly or indirectly result in a change in control of the corporation or its assets, and ending on the record date established by the directors for the shareholder meeting to vote on the control share acquisition, if (x) the aggregate consideration paid or given by the acquired person, and any other persons acting in concert with the acquiring person, for such shares exceeds $250,000 or (y) the number of shares acquired by the acquiring person, and any other person acting in concert with the acquiring person, exceeds 0.5% of the outstanding shares of the corporation entitled to vote in the election of directors; and

•	any person that transfers such shares for valuable consideration after such record date if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee or otherwise.

The Control Share Acquisition Statute is intended to give shareholders of an Ohio public corporation a reasonable opportunity to express their views on a proposed shift in control of the corporation, thereby reducing the coercion inherent in an unfriendly takeover. However, the Control Share Acquisition Statute is neutral in approach and would apply not only to traditional tender offers but also to open market purchases, privately-negotiated transactions and original issuances by an Ohio public corporation, whether friendly or unfriendly.

A&F (Ohio) would not opt out from the coverage of the Control Share Acquisition Statute. The shareholders of A&F (Ohio) subsequently may amend the Articles or the Regulations to opt out from the coverage of the Control Share Acquisition Statute, which amendment would require the affirmative vote of a majority of the outstanding common shares of A&F (Ohio).

Size of Board of Directors

The Bylaws provide that the Board shall consist of such number of directors as set from time to time by a resolution adopted by the affirmative vote of a majority of the whole Board, assuming there were no vacancies, provided, that the Board must consist of no less than four, and no more than thirteen, directors. The Regulations authorize both the shareholders, at a meeting of the shareholders properly called for the purpose of electing directors, and the directors to fix or change the number of directors, provided, that the Board must consist of no less than four, and no more than thirteen, directors.

Advance Notice Requirements

In order to submit any business to an annual meeting of stockholders (including the nomination of any individual for election to the Board), the Bylaws require a stockholder to give timely notice of such business in writing to the secretary of A&F (Delaware) not less than 120, nor more than 150, days before the first anniversary date of A&F (Delaware)’s proxy statement for the last annual meeting of stockholders; provided, however, that if the date of the applicable annual meeting changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be provided by a reasonable number of days prior to the date of the annual meeting determined by the Board. To nominate a person for election to the Board at a special meeting, called for the election of directors, a stockholder must deliver such notice not later than the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders. The Bylaws also describe the information the stockholder must provide in its notice to submit business.

In order to submit any business to an annual meeting of shareholders (including the nomination of any individual for election to the Board), the Regulations require a shareholder to give timely notice in writing to the secretary of A&F (Ohio) not earlier than the 120th, and not later than the 90th, day prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting of shareholders is more than 30 days before or 60 days after such anniversary date, such notice must be delivered not earlier than the 120th, and not later than the 90th, day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by A&F (Ohio). To nominate an individual for election to the Board at a special meeting of shareholders called for the election of directors, a shareholder must deliver such notice not earlier than the 120th day prior to the date of such special meeting and not later than the later of (i) the 90th day prior to the date of such special meeting or (ii) if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The Regulations also describe the information the shareholder must provide in its notice to submit business. These informational requirements are significantly more detailed than those set forth in the Bylaws and include the disclosure of all derivative and synthetic instruments and short interests held by the proposing shareholder relating to any of our securities. The advance notice provisions set forth in the Regulations also address the new SEC requirements relating to proxy access (which requirements are presently subject to a stay pending existing legal proceedings).

Special Meetings of Shareholders

The Bylaws and the Regulations authorize the chairman of the Board, the chief executive officer, the president (or, in the case of the president’s death, absence or disability, any vice president authorized to exercise the authority of the president) and the majority of the Board to call special meetings of shareholders. The Bylaws do not authorize stockholders to call special meetings of the stockholders. The Regulations, on the other hand, provide that shareholders holding at least 25% of the outstanding shares entitled to vote thereat may call special meetings of shareholders.

Quorum

The Bylaws provide that (i) at any meeting of stockholders called by the Board, the presence in person or by proxy of the holders of at least one-third of the voting power of A&F (Delaware) constitutes a quorum for such meeting and (ii) at any meeting of stockholders called other than by the Board, the presence in person or by proxy of the holders of at least a majority of the voting power of A&F (Delaware) constitutes a quorum for such meeting. The Regulations provide that, at any meeting of the shareholders, the presence in person, by proxy or by the use of communications equipment of the holders of at least a majority of the voting power of A&F (Ohio) constitutes a quorum for such meeting.

Removal of Directors

The Certificate provides that the holders of at least 75% of the voting power of A&F (Delaware) may remove any director for cause at any annual or special meeting of the stockholders if notice of the basis for the removal is delivered to the director at least ten days prior to the meeting. The Regulations provide that the holders of at least a majority of the voting power of A&F (Ohio) entitling them to elect directors in place of those to be removed may remove any director from office without assigning any cause; provided, however, that if the directors are classified, as is currently the case, the shareholders may effect any such removal only for cause.

Amendments to Certificate and Articles

To amend a corporation’s certificate of incorporation, the Delaware General Corporation Law requires the directors of the corporation to adopt a resolution that sets forth and declares the advisability of the proposed amendment and either calls a special meeting of the stockholders to consider and vote on the proposed amendment or directs that the proposed amendment be considered and voted on at the next annual meeting of stockholders. The Delaware General Corporation Law further provides that an amendment to the certificate of incorporation must be adopted by the affirmative vote of the holders of a majority of the outstanding voting shares of the corporation, or by a greater vote as provided in the certificate of incorporation. The Certificate requires the approval of the holders of at least 75% of the outstanding shares of common stock to amend or repeal the provisions of the Certificate governing the amendment of the Certificate, the amendment of the Bylaws, classification of the Board, the prohibition of actions without a meeting by stockholders, the factors the Board must consider when evaluating specified third party offers affecting A&F (Delaware)’s corporate status, the removal of directors, the supermajority vote required for certain business combinations involving a 5% stockholder and matters related to the former relationship with The Limited, Inc.

Under the Ohio General Corporation Law, an amendment to a corporation’s articles of incorporation must be adopted by the affirmative vote of the holders of at least two-thirds of the voting power of the corporation, or a different proportion, but not less than a majority of the voting power, as provided in the articles. Rather than adopting Ohio’s default two-thirds’ approval requirement, the Articles require the affirmative vote of a majority of the voting power of A&F (Ohio) to approve any amendment thereto, except where the Ohio General Corporation Law specifically requires a higher percentage. The Ohio General Corporation Law specifically requires (i) any amendment to the Articles that would change or eliminate the classification of the board of directors to be adopted by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) and by the affirmative vote of the holders of a majority of the outstanding common shares of A&F (Ohio) voted on the amendment that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder and (ii) any amendment to the Articles that would opt out A&F (Ohio) from the coverage of the Merger Moratorium Statute must be approved by the holders of two-thirds of the outstanding common shares of A&F (Ohio) and the holders of two-thirds of the outstanding common shares of A&F (Ohio) that are not held by a 10% shareholder or any affiliate or associate of a 10% shareholder.

Amendments to Bylaws and Regulations

Both the Board and the holders of at least 75% of the outstanding shares of Common Stock of A&F (Delaware) may amend the Bylaws. The holders of at least a majority of the voting power of A&F (Ohio) would be permitted to amend the Regulations either at a meeting of shareholders held for such purpose or by written consent without a meeting. The board of directors of A&F (Ohio) would also be permitted to amend the Regulations, unless a provision of the Ohio Revised Code reserves such authority to the shareholders of A&F (Ohio).

Approval Requirements Applicable to Certain Transactions

Under the Delaware General Corporation Law, an agreement of merger or consolidation must be approved and declared advisable by the board of directors of each constituent corporation and adopted by the affirmative vote of the stockholders of each constituent corporation holding at least a majority of the outstanding voting power, or by a greater vote as provided in the certificate of incorporation. Additionally, the Delaware General Corporation Law provides that, unless its certificate of incorporation provides otherwise, no vote of the stockholders of the surviving corporation is required to approve a merger if:

•	the agreement of merger does not amend in any respect the corporation’s certificate of incorporation;

•	each share of stock of such surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered in the merger or the number of shares of common stock of the surviving corporation to be issued or delivered in the merger plus the number of shares of common stock into which any other shares, securities or obligations to be issued or delivered in the merger are initially convertible does not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger.

Under the Delaware General Corporation Law, the merger of a 90%-owned subsidiary into its parent corporation only needs to be approved by the board of directors of the parent corporation.

The Delaware General Corporation Law does not require stockholder approval in the case of combinations and majority share acquisitions. The Delaware General Corporation Law requires the approval by the holders of a majority of the outstanding voting stock of the corporation of (i) the disposition of all or substantially all of a corporation’s property and assets and (ii) the dissolution of the corporation, unless a greater vote is provided for in the certificate of incorporation.

The Certificate requires the affirmative vote of the holders of at least 75% of the disinterested shares of voting stock of A&F (Delaware) to approve any of the following business combination transactions involving a person who beneficially owns, together with its affiliates and associates, at least 5% of the voting stock of A&F (Delaware) (an “interested person”) if the transaction is not approved by a majority of the directors of A&F (Delaware) who were directors before the interested person became an interested person:

•	any merger or consolidation of A&F (Delaware), or any subsidiary thereof, with or into an interested person;

•	any sale, lease, exchange, transfer or other disposition of assets of A&F (Delaware), or any subsidiary thereof, representing more than 20% of the fair market value of the total consolidated assets of A&F (Delaware) and its subsidiaries, to an interested person;

•	any merger or consolidation of an interested person with or into A&F (Delaware) or any subsidiary thereof;

•	any sale, lease, exchange, transfer or other disposition of more than 20% of the fair market value of the assets of any interested person to A&F (Delaware) or any subsidiary thereof;

•	the issuance or transfer by A&F (Delaware), or any subsidiary thereof, of any securities of A&F (Delaware), or any subsidiary thereof, to an interested person;

•	any reclassification of securities, recapitalization or other comparable transaction involving A&F (Delaware) that would have the effect of increasing the voting power of any interested person with respect to the voting stock of A&F (Delaware); and

•	any agreement, contract or other arrangement providing for any of these transactions.

Under the Ohio General Corporation Law, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the shareholders of each constituent Ohio corporation (other than the surviving corporation in the case of a merger) holding at least two-thirds of the corporation’s voting power, or a different proportion, but not less than a majority of the voting power, as provided in the articles of incorporation. In the case of a merger, the Ohio General Corporation Law also requires the adoption of the agreement of merger by the shareholders of the surviving corporation by similar vote, if one or more of the following conditions exist:

•	the articles of incorporation or regulations of the surviving corporation then in effect require that the agreement be adopted by the shareholders or by the holders of a particular class of shares of that corporation;

•	the agreement of merger conflicts with the articles of incorporation or the regulations of the surviving corporation then in effect, or changes the articles of incorporation or the regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of that corporation;

•	the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of shares of the surviving corporation that would entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors; or

•	the agreement of merger makes a change in the directors of the surviving corporation that would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

Under the Ohio General Corporation Law, the merger of a 90%-owned subsidiary into its parent corporation only needs to be approved by the board of directors of each constituent Ohio corporation.

Subject to limited exceptions, the Ohio General Corporation Law requires the approval of two-thirds of the voting power of the corporation, or a different proportion as provided in the articles of incorporation (not less than a majority of the corporation’s voting power), for:

•	the consummation of combinations or majority share acquisitions involving the transfer or issuance by the acquiring corporation of shares that would entitle the holders to exercise at least one-sixth of the voting power of the corporation in the election of directors immediately after the consummation of the transaction;

•	the disposition of all or substantially all of the corporation’s assets other than in the usual and regular course of business; and

•	voluntary dissolutions.

Rather than adopt Ohio’s default two-thirds’ approval requirement for combinations, majority share acquisitions, asset sales, dissolutions, mergers and consolidations, the Articles only require the affirmative vote of a majority of the outstanding voting power of A&F (Ohio) to approve such transactions.

Actions by Shareholders Without a Meeting

Under the Delaware General Corporation Law, unless the certificate of incorporation provides otherwise, any action which may be authorized or taken at a meeting of the stockholders may be authorized or taken without a meeting, without prior notice and without a vote, by written consent of the holders of shares of outstanding stock having the votes necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The Certificate, however, prohibits the stockholders of A&F (Delaware) from taking actions by written consent without a meeting.

Under the Ohio General Corporation Law, unless the articles of incorporation or the regulations adopted by the shareholders prohibit the authorization or taking of any action of the shareholders without a meeting, any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without such meeting by the written approval of all the shareholders entitled to notice of the meeting. However, in the case of an amendment to or adoption or repeal of a corporation’s regulations, the Ohio General Corporation Law only requires the written approval of two-thirds of all outstanding shares entitled to vote, or a different proportion but not less than a majority of the voting power, as provided in the articles of incorporation or the regulations. The Articles and Regulations do not prohibit the shareholders from taking actions by written consent without a meeting and the Articles would permit the holders of at least a majority of the voting power of A&F (Ohio) to amend the Regulations by written consent without a meeting.

Class Voting

The Delaware General Corporation Law requires voting by separate classes only with respect to amendments to the certificate of incorporation which adversely affect the holders of such classes or which increase or decrease the aggregate number of authorized shares or the par value of the shares of any such classes, and as otherwise provided in the certificate of incorporation. Under the Ohio General Corporation Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, consolidations or amendments to the articles of incorporation, and as otherwise provided in the articles of incorporation.

Appraisal and Dissenters’ Rights

Under the Delaware General Corporation Law, appraisal rights are available only in connection with statutory mergers or consolidations. Even in those cases, unless the certificate of incorporation provides otherwise (and the Certificate does not so provide), the Delaware General Corporation Law does not provide appraisal rights for any class or series of stock (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders, except that appraisal rights are available for stockholders who, by the terms of the agreement of merger or consolidation, are required to accept anything other than:

•	shares of the corporation surviving or resulting from the merger or consolidation;

•	shares of any other corporation which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders;

•	cash in lieu of fractional shares; or

•	any combination of the foregoing shares and cash in lieu of fractional shares.

Under the Ohio General Corporation Law, dissenting shareholders are entitled to dissenters’ rights in connection with (i) the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and (ii) amendments to a corporation’s articles of incorporation that change either the rights of shareholders in a substantially prejudicial manner, the purpose of the corporation substantially or the corporation into a nonprofit corporation. In addition, the following shareholders of Ohio corporations are also entitled to appraisal rights:

•	shareholders of a corporation being merged, consolidated or converted into a surviving or new entity;

•	shareholders of a corporation that survives a merger who are entitled to vote on the adoption of an agreement of merger;

•	shareholders of the acquiring corporation in a combination or a majority share acquisition who are entitled to vote on the adoption of the transaction; and

•	shareholders of a subsidiary corporation (at least 90%-owned by its parent corporation) into which the parent corporation is merged.

Dividends

The directors of a Delaware corporation may declare and pay dividends upon the shares of its capital stock out of any surplus of the corporation (the excess of its assets over the sum of its liabilities and capital) and, if it has no surplus, out of any net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

The directors of an Ohio corporation may declare and pay dividends on outstanding shares of the corporation in an amount that does not exceed the surplus of the corporation (the excess of its assets over the sum of its liabilities and stated capital). An Ohio corporation may not pay any dividend to the holders of shares of any class in violation of the rights of the holders of shares of any other class, or when a corporation is insolvent or there is reasonable ground to believe that by such payment it would be rendered insolvent. An Ohio corporation must notify its shareholders if a dividend is paid out of capital surplus.

Repurchases

Under the Delaware General Corporation Law, a corporation may repurchase its common stock out of capital if no shares of preferred stock are outstanding, if the common stock will be retired upon its acquisition and if the capital of the corporation will be reduced in accordance with the applicable provisions of the Delaware General Corporation Law. Otherwise, shares of common stock must be purchased out of surplus.

Under the Ohio General Corporation Law, a corporation may repurchase its own shares if authorized to do so by its articles of incorporation or under certain additional limited circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase. The Articles permit A&F (Ohio) to repurchase its shares.

Revocability of Proxies

Under the Delaware General Corporation Law, a duly executed proxy is irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. Under the Ohio General Corporation Law, a duly executed proxy is revocable unless the appointment is coupled with an interest, except that proxies given in connection with the shareholder authorization of a control share acquisition are revocable at all times prior to obtaining shareholder authorization, whether or not coupled with an interest.

Comparison of Director and Officer Liability and Indemnification Under Delaware and Ohio Law

Delaware

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit or eliminate a director’s personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to:

•	a breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of a dividend or the approval of a stock repurchase or redemption which is illegal under the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The Certificate eliminates the personal liability of the directors of A&F (Delaware) to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law authorizes corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. This indemnification does not apply to an action by or in the right of the corporation — a “derivative action.” The standard differs in the case of derivative actions, in that indemnification only extends to attorneys’ fees and other expenses actually and reasonably incurred in connection with the defense or settlement of such actions. The Delaware General Corporation Law requires court approval before a corporation may indemnify a person who has been found liable to the corporation. To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in defense of any action, suit or proceeding, including derivative actions, brought against such person or in defense of any claim, issue or matter asserted in any such proceeding, indemnification for attorneys’ fees and other expenses is mandated by the Delaware General Corporation Law. Advancement of expenses incurred by a director or officer is permissive only and the indemnified person must repay such expenses if it is ultimately determined that he or she is not entitled to indemnification. Section 145 of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Bylaws require A&F (Delaware) to indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of A&F (Delaware), or is or was serving at the request of A&F (Delaware) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, to the fullest extent permitted by the laws of Delaware as they may exist from time to time. The right to indemnification conferred in the Bylaws also includes the right to be paid by A&F (Delaware) for the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the laws of Delaware as they may exist from time to time.

Section 145 of the Delaware General Corporation Law authorizes Delaware corporations to purchase liability insurance for their directors, officers, employees and agents, regardless of whether any such individual is otherwise eligible for indemnification by the corporation. Similarly, the Bylaws permit A&F (Delaware) to purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of A&F (Delaware), or is or was serving at the request of A&F (Delaware) as a director, officer, employee or agent for another corporation, partnership, joint venture, trust or other enterprise against any liability.

Ohio

Section 1701.13(E) of the Ohio General Corporation Law authorizes corporations to indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than derivative actions) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful. An Ohio corporation may also provide indemnification in derivative actions for expenses and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement in such actions. An Ohio corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses and attorneys’ fees if such person is adjudged to be liable to the corporation for negligence or misconduct in the performance of such person’s duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

Section 1701.13(E) of the Ohio General Corporation Law provides directors, officers, employees and agents of Ohio corporations with an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such proceeding. A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise,” thus mandating indemnification if the indemnitee is successful on the merits or if the indemnitee is successful, for example, in asserting a procedural defense, such as a claim that the action is barred by the applicable statute of limitations, or if the indemnitee is released pursuant to a negotiated settlement without making payment or providing other consideration.

Unless otherwise provided in the corporation’s articles of incorporation or regulations, directors (but not officers, employees or agents) of Ohio corporations are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Section 1701.13(E) of the Ohio General Corporation Law, like Section 145 of the Delaware General Corporation Law, states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles of incorporation, the regulations, any agreement, a vote of the shareholders or disinterested directors or otherwise.

The Ohio General Corporation Law authorizes Ohio corporations to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The Regulations provide directors and officers with the broadest indemnification permitted under Section 1701.13(E) of the Ohio Revised Code. The Regulations require A&F (Ohio) to indemnify and hold harmless any person who is or was a director or officer of A&F (Ohio) and who is or was a party or is threatened to be made a party to, or is or was involved or threatened to be involved (as a deponent, witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that the person is or was a director or officer of A&F (Ohio), or is or was serving at the request of A&F (Ohio) as a director, trustee, officer, employee, partner, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any expenses (including, without limitation, attorneys’ fees, filing fees, court reporter’s fees, expert witness fees and transcript costs), costs, liability, judgments, fines, excise taxes assessed with respect to employee benefit plans, penalties and amounts paid in settlement to the fullest extent permitted or authorized by the laws of Ohio as they may exist from time to time, including, without limitation, the right to be paid by A&F (Ohio) the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted or authorized by the laws of Ohio as they may exist from time to time.

The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that A&F (Ohio) may purchase and maintain insurance, or furnish similar protection, including, but not limited to, trust funds, letters of credit or self-insurance, for or on behalf of any person who is or was a director, officer, employee or agent of A&F (Ohio), or is or was serving at the request of A&F (Ohio) as a director, trustee, officer, employee, partner, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not A&F (Ohio) would have the obligation or the power to indemnify such person against such liability under the Regulations.

Ohio has codified the directors’ common law duty of care and, in part, their common law duty of loyalty. Section 1701.59(B) of the Ohio General Corporation Law provides in pertinent part:

A director shall perform the director’s duties as a director, including the duties as a member of any committee of the directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Under Ohio law, unless otherwise provided in a corporation’s articles of incorporation or regulations, a director of the corporation is not liable for damages for any action that the director takes or fails to take as a director of the corporation unless it is proved by clear and convincing evidence that such director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This higher standard of proof must be met in any action brought against a director for breach of such director’s duties, including any action involving or affecting: (i) a change or potential change in control of the corporation; (ii) a termination or potential termination of the director’s service to the corporation as a director; or (iii) the director’s service in any other position or relationship with the corporation. The higher standard of proof, however, does not affect the liability of directors for unlawful loans, dividends or distributions under Section 1701.95 of the Ohio General Corporation Law. There is no comparable provision limiting the liability of officers, employees or agents of Ohio corporations.

Pursuant to the indemnification provisions contained in the Bylaws, A&F (Delaware) is paying legal fees incurred by current and former executive officers and directors in connection with outstanding lawsuits. If the stockholders approve the Reincorporation Proposal and the reincorporation is completed, A&F (Ohio) would continue to pay such fees pursuant to the indemnification provisions contained in the Bylaws. The amount of legal fees being paid pursuant to the indemnification provisions is insignificant. We are not aware of any other current or past indemnification or liability issues that would or could be presented to A&F (Ohio) in the event that the stockholders approve the Reincorporation Proposal and the reincorporation is completed.

Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation’s shareholders, each of the following in determining what the directors reasonably believe to be in the best interests of the corporation:

•	the interests of the corporation’s employees, suppliers, creditors and customers;

•	the economy of the state and nation;

•	community and societal considerations; and

•	the long-term and the short-term interests of the corporation and its shareholders and the possibility that these interests may be best served by the continued independence of the corporation.

Delaware law contains no similar specific statutory authority. However, Article EIGHTH of the Certificate requires the Board when determining whether certain third party offers are in the best interests of the Company and its stockholders to give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers, suppliers and other constituents of A&F (Delaware) and its subsidiaries and on the communities in which A&F (Delaware) and its subsidiaries operate or are located.

Possible Anti-Takeover Effect of Provisions

Both A&F (Delaware)’s Certificate and Bylaws, as well as Delaware law, and A&F (Ohio)’s Articles and Regulations, as well as Ohio law, contain some provisions that may be viewed as having a possible anti-takeover effect.

Authorized Preferred Shares

Under both A&F (Delaware)’s Certificate and A&F (Ohio)’s Articles, the Board is authorized to issue 15,000,000 preferred shares. In each case, the Board may issue these preferred shares in one or more series and may establish the designations, preferences and rights, including voting rights, of each series. These shares of preferred stock of A&F (Delaware) are, and the preferred shares of A&F (Ohio) would be, available for issuance from time to time to any person for such consideration as the Board may determine without the requirement of further action by our shareholders, except as required under the Control Share Acquisition Statute or by the New York Stock Exchange or other exchange on which our shares are then listed. These preferred shares may be issued for any proper corporate purpose. Some potential corporate purposes include the issuance in a public or private sale for cash as a means of obtaining additional capital for use in our business and operations, issuance as part or all of the consideration required to be paid for acquisitions of other business properties and issuance as a share dividend to equity holders. The Board does not intend to issue any preferred shares except on terms that the Board deems to be in the best interests of A&F (Ohio) and its shareholders. Depending on its terms, the issuance of preferred shares may or may not have a dilutive effect on the equity interest or voting power of the then current shareholders of A&F (Ohio).

Although our Board has no present intention to do so, authorized but unissued preferred shares may also be issued as a defense to an attempted takeover. For example, the Board could sell a block of preferred shares to a “white knight” or to persons who are loyal to current management, thereby diluting the share ownership of persons seeking to obtain control. If sufficient preferred shares were to be issued, the Control Share Acquisition Statute would require a shareholder vote. Additionally, the Board could utilize the authorized but unissued preferred shares (or authorized but unissued common shares) to fund a new rights plan or “poison pill.” However, if our stockholders approve the Reincorporation Proposal, the Board intends to redeem the

Series A Participating Cumulative Preferred Stock Purchase Rights issued under A&F (Delaware)’s outstanding rights plan and has no present intention of reinstituting a poison pill if such existing rights are redeemed.

Classified Board of Directors

The Board is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of the Board. Under the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors without cause. We have, however, committed to include in our proxy materials for the 2011 Annual Meeting of Stockholders a proposal to declassify the Board.

Actions by Shareholders Without a Meeting

Under the Delaware General Corporation Law, unless the certificate of incorporation provides otherwise, any action which may be authorized or taken at a meeting of the stockholders may be authorized or taken without a meeting, without prior notice and without a vote, by written consent of the holders of shares of outstanding stock having the votes necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The Certificate, however, prohibits the stockholders of A&F (Delaware) from taking actions by written consent without a meeting.

Under the Ohio General Corporation Law, unless the articles of incorporation or the regulations adopted by the shareholders prohibit the authorization or taking of any action of the shareholders without a meeting, any action which may be authorized or taken at a meeting of the shareholders may be authorized or taken without such meeting by the written approval of all the shareholders entitled to notice of the meeting. However, in the case of an amendment to or adoption or repeal of a corporation’s regulations, the Ohio General Corporation Law only requires the written approval of two-thirds of all outstanding shares entitled to vote, or a different proportion but not less than a majority of the voting power, as provided in the articles of incorporation or the regulations. The Articles and Regulations do not prohibit the shareholders from taking actions by written consent without a meeting and the Articles would permit the holders of at least a majority of the voting power of A&F (Ohio) to amend the Regulations by written consent without a meeting.

The prohibition set forth in the Certificate on actions by written consent without a meeting and the Ohio requirement that actions by written consent without a meeting be unanimous (subject to the exceptions applicable to an amendment to or adoption or repeal of a corporation’s regulations) may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder may consider to be in its best interest.

Special Meetings of Shareholders

Limits on the rights of shareholders to call special meetings of shareholders could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of shareholders for the purpose of considering the removal of directors or an acquisition offer. The Bylaws do not authorize the stockholders of A&F (Delaware) to call special meetings. The Regulations, on the other hand, provide that shareholders of A&F (Ohio) holding at least 25% of the outstanding shares entitled to vote thereat may call special meetings of shareholders.

Supermajority Voting Provisions

The Certificate requires the affirmative vote of the holders of at least 75% of the disinterested shares of voting stock of A&F (Delaware) to approve any of the following business combination transactions involving an interested person if the transaction is not approved by a majority of the directors of A&F (Delaware) who were directors before the interested person became an interested person:

•	any merger or consolidation of A&F (Delaware), or any subsidiary thereof, with or into an interested person;

•	any sale, lease, exchange, transfer or other disposition of assets of A&F (Delaware), or any subsidiary thereof, representing more than 20% of the fair market value of the total consolidated assets of A&F (Delaware) and its subsidiaries, to an interested person;

•	any merger or consolidation of an interested person with or into A&F (Delaware), or any subsidiary thereof;

•	any sale, lease, exchange, transfer or other disposition of more than 20% of the fair market value of the assets of any interested person to A&F (Delaware) or any subsidiary thereof;

•	the issuance or transfer by A&F (Delaware), or any subsidiary thereof, of any securities of A&F (Delaware), or any subsidiary thereof, to an interested person;

•	any reclassification of securities, recapitalization or other comparable transaction involving A&F (Delaware) that would have the effect of increasing the voting power of any interested person with respect to the voting stock of A&F (Delaware); and

•	any agreement, contract or other arrangement providing for any of these transactions.

Under the Ohio General Corporation Law, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the shareholders of each constituent Ohio corporation (other than the surviving corporation in the case of a merger) holding at least two-thirds of the corporation’s voting power, or a different proportion, but not less than a majority of the voting power, as provided in the articles of incorporation. In the case of a merger, the Ohio General Corporation Law also requires the adoption of the agreement of merger by the shareholders of the surviving corporation by similar vote, if one or more of the following conditions exist:

•	the articles of incorporation or regulations of the surviving corporation then in effect require that the agreement be adopted by the shareholders or by the holders of a particular class of shares of that corporation;

•	the agreement of merger conflicts with the articles of incorporation or the regulations of the surviving corporation then in effect, or changes the articles of incorporation or the regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of that corporation;

•	the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of shares of the surviving corporation that would entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors; or

•	the agreement of merger makes a change in the directors of the surviving corporation that would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

Subject to limited exceptions, the Ohio General Corporation Law requires the approval of two-thirds of the voting power of the corporation, or a different proportion as provided in the articles of incorporation (not less than a majority of the corporation’s voting power), for:

•	the consummation of combinations or majority share acquisitions involving the transfer or issuance by the acquiring corporation of shares that would entitle the holders to exercise at least one-sixth of the voting power of the corporation in the election of directors immediately after the consummation of the transaction;

•	the disposition of all or substantially all of the corporation’s assets other than in the usual and regular course of business; and

•	voluntary dissolutions.

Rather than adopt Ohio’s default two-thirds’ approval requirement for combinations, majority share acquisitions, asset sales, dissolutions, mergers and consolidations, the Articles only require the affirmative vote of a majority of the outstanding voting power of A&F (Ohio) to approve such transactions.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law imposes limits on a broad range of business combinations between a Delaware corporation, such as A&F (Delaware), and an “interested stockholder.” Under Section 203, an “interested stockholder” is defined as any person (other than the corporation or any of its majority-owned subsidiaries and any person whose ownership of shares in excess of the 15% limitation resulted from actions taken solely by the corporation) who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder crossing the 15% threshold;

•	at the time the stockholder crossed the 15% threshold, the stockholder owned at least 85% of the outstanding voting stock, excluding any outstanding shares owned by persons who are both directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the board of directors approved the business combination at or after the time the stockholder crossed the 15% threshold and the business combination was approved at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A&F (Delaware) has not opted out of Section 203 of the Delaware General Corporation Law.

Merger Moratorium Statute

Similar to Section 203 of the Delaware General Corporation Law, the Merger Moratorium Statute generally prohibits a wide range of business combinations and other transactions between an Ohio public corporation and any person that beneficially owns shares representing at least 10% of the voting power of the corporation in the election of directors for three years after the person crosses the 10% threshold, unless prior to the interested shareholder crossing the threshold:

•	the board of directors approved for purposes of Chapter 1704 the acquisition that resulted in the interested shareholder crossing the 10% threshold; or

•	the board of directors approved the business combination or other affected transaction.

The Merger Moratorium Statute was designed to prevent many of the self-dealing activities that often accompany highly leveraged acquisitions by preventing an interested shareholder from using the Ohio corporation or any of its subsidiaries or any of their respective assets or shares for the benefit of the interested shareholder without obtaining prior board approval. In adopting this statute, Ohio intended to encourage potential tender offerors to negotiate with the board of directors of an Ohio corporation to ensure that the shareholders receive fair and equitable consideration for their shares.

However, because of (i) the three-year moratorium, (ii) the requirement for the approval of the business combination or other affected transaction even after the moratorium period and (iii) the continued application of the moratorium regardless of the amount of voting stock acquired and whether a significant percentage of the shareholders approve of the business combination or other transaction, the Merger Moratorium Statute could deter a potential acquirer from making a takeover offer, particularly a hostile offer.

A&F (Ohio) has not opted out of, and would be subject to, the Merger Moratorium Statute.

Control Share Acquisition Statute

The Control Share Acquisition Statute requires shareholder approval of any acquisition, directly or indirectly, by any person of shares of an Ohio public corporation that, together with shares as to which the acquiring person may exercise or direct the exercise of voting power, would entitle the acquiring person to exercise more than one-fifth, one-third or one-half of the total voting power of the corporation in the election of directors. The control share acquisition must be approved in advance by the holders of:

•	at least a majority of the voting power of the corporation in the election of directors represented at a meeting at which a quorum is present; and

•	the holders of a majority of the portion of the voting power of the corporation in the election of directors represented at the meeting excluding the voting power of interested shares.

The Control Share Acquisition Statute is intended to give shareholders of an Ohio public corporation a reasonable opportunity to express their views on a proposed shift in control of the corporation, thereby reducing the coercion inherent in an unfriendly takeover. However, the Control Share Acquisition Statute is neutral in approach and would apply not only to traditional tender offers but also to open market purchases, privately-negotiated transactions and original issuances by an Ohio public corporation, whether friendly or unfriendly. Because of the shareholder vote requirement and the potential difficulties in obtaining the required vote, the Control Share Acquisition Statute could deter a potential acquirer from making a takeover offer.

A&F (Ohio) has not opted out of coverage under the Control Share Acquisition Statute.

Control Bid Statute

Section 1707.041 of the Ohio Revised Code (the “Control Bid Statute”) is a state securities law that requires an offeror to file the following detailed information with the Ohio Division of Securities and the target company before the offeror may make a control bid pursuant to a tender offer or a request or invitation for tenders:

•	information regarding the offer;

•	information regarding the offeror;

•	information regarding the offeror’s ownership of shares of the target company and any contracts, arrangements or understanding to which the offeror is party with respect to any equity securities of the target company;

•	the source and amount of funds or other consideration used or to be used in acquiring shares of the target company; and

•	the offeror’s plans for the target company, including any plans to liquidate the target company, sell the target company’s assets, effect a merger or consolidation of the target company, terminate employee benefit plans, close any plant or facility of the target company or any of its subsidiaries or affiliates or reduce the work force of the target company or any of its subsidiaries or affiliates.

If the Ohio Division of Securities determines that the offeror’s disclosures are inadequate, the Division must act within five calendar days from the date of the offeror’s filing to suspend the continuation of the control bid. If a bid is suspended, a hearing must be held within ten calendar days from the date the Ohio Division of Securities suspended the bid. The hearing procedure must be completed no later than fourteen calendar days after the date on which the suspension was imposed.

A control bid is the purchase of or offer to purchase any equity security of an Ohio corporation from a resident of Ohio if:

•	after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the target company; or

•	while there is a pending control bid by a person other than the target company, the target company makes a self tender that would result in the number of the issued and outstanding shares of the target company being reduced by more than 10%.

Profit Recovery Statute

Section 1707.043 of the Ohio Revised Code (the “Profit Recovery Statute”) is intended to deter greenmail. Unless the articles of incorporation or regulations provide otherwise, the Profit Recovery Statute permits an Ohio corporation to recover any profit realized, directly or indirectly, from the disposition of equity securities of the corporation by a person or group who made a proposal, or publicly disclosed the intention of possibly making a proposal, to acquire control of the corporation within 18 months before the disposition of the equity securities. Some profits are not recoverable under the Profit Recovery Statute, including (i) profits that do not exceed $250,000 in the aggregate, (ii) profits on securities that were acquired more than 18 months prior to the date on which the acquisition proposal was made, and (iii) profits realized by a person or group that establishes in court that its motives were not manipulative.

A&F (Ohio) would not opt out from coverage under the Profit Recovery Statute.

Redemption of Series A Participating Cumulative Preferred Stock Purchase Rights

The Board has no present knowledge of any present efforts to gain control of A&F (Delaware) and has not received any indication from any party that the party is interested in acquiring A&F (Delaware). If our stockholders approve the Reincorporation Proposal, the Board has committed to also redeem the Series A Participating Cumulative Preferred Stock Purchase Rights issued under A&F (Delaware)’s outstanding rights plan, sometimes referred to as a “poison pill.” After careful consideration and based in part on the advice of outside consultants and counsel, the Board determined in June 2008 to renew A&F (Delaware)’s pre-existing rights plan through July 2018. We believe that the balance of shareholder and director rights and obligations under Ohio law permits the Board and the shareholders of A&F (Ohio) an appropriate amount of time and ability to properly consider a takeover offer, whether coercive or not, and ameliorates the reasons that led the Board to extend the existing rights plan. Therefore, in addition to redeeming the Series A Participating Cumulative Preferred Stock Purchase Rights, the Board has indicated that it would not adopt a shareholder rights plan, or “poison pill,” for A&F (Ohio) at the present time or, unless circumstances change, for the foreseeable future. However, if our stockholders do not approve the Reincorporation Proposal, the Board continues to believe it is prudent to maintain a rights plan at A&F (Delaware) and, therefore, would not anticipate redeeming the Series A Participating Cumulative Preferred Stock Purchase Rights.

Certain U.S. Federal Income Tax Consequences of the Reincorporation

The following discussion is a summary of certain anticipated U.S. federal income tax consequences of the reincorporation to holders of Common Stock. This summary addresses only those stockholders of the Company who hold their Common Stock as a capital asset. This discussion does not address the U.S. federal income tax consequences of the reincorporation to holders of Common Stock subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as dealers in securities or those holders who acquired their Common Stock in connection with employment or other performance of services. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. The Company has not sought, and will not seek, any rulings from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of the reincorporation under the Code. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the reincorporation that are different from those discussed below.

EACH STOCKHOLDER OF A&F (DELAWARE) SHOULD CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THE STOCKHOLDER’S PARTICULAR SITUATION AND THE CONSEQUENCES OF STATE, LOCAL AND FOREIGN LAWS AND TAX TREATIES.

A&F (Delaware) intends that the reincorporation be treated as a reorganization pursuant to Section 368(a) of the Code. Subject to the limitations, qualifications and exceptions described herein,

and assuming the reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the reincorporation will be as follows:

•	holders of Common Stock will not recognize any gain or loss as a result of the merger of A&F (Delaware) into A&F (Ohio);

•	each holder’s tax basis in a common share of A&F (Ohio) will be the same as the holder’s tax basis in the corresponding share of Common Stock of A&F (Delaware) held by the holder immediately prior to the effective time of the merger;

•	each holder’s holding period for a common share of A&F (Ohio) will include the period during which the holder held the corresponding share of Common Stock of A&F (Delaware); and

•	neither A&F (Delaware) nor A&F (Ohio) will recognize any gain, loss or income as a result of the merger, and A&F (Ohio) will succeed, without adjustment, to the tax attributes of A&F (Delaware).

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REINCORPORATION.

Required Vote

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to approve the Reincorporation Proposal. Because the Reincorporation Proposal must be approved by a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the effect of a vote “AGAINST” the Reincorporation Proposal. A vote “FOR” the Reincorporation Proposal will constitute approval and adoption of the Articles attached to this Proxy Statement as Appendix A, the Regulations attached to this Proxy Statement as Appendix B, the Merger Agreement attached to this Proxy Statement as Appendix C and the transactions contemplated by the Merger Agreement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2 — ADJOURNMENTS OF THE SPECIAL MEETING

If there are not sufficient votes at the time of the Special Meeting to adopt the Reincorporation Proposal, A&F (Delaware)’s management may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies. Under Delaware law and the provisions of the Bylaws, no notice of an adjourned meeting need be given to you if the adjournment is for 30 days or less, no new record date is fixed for the adjourned meeting and the date, time and place of the adjourned meeting are fixed and announced at the Special Meeting.

In order to permit proxies that have been received by A&F (Delaware) at the time of the Special Meeting to be voted for an adjournment, if necessary, A&F (Delaware) has submitted the Adjournment Proposal to you as a separate matter for your consideration.

In the Adjournment Proposal, A&F (Delaware) is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournments. If A&F (Delaware)’s stockholders approve the Adjournment Proposal, A&F (Delaware) could adjourn the Special

Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Reincorporation Proposal, including the solicitation of proxies from the stockholders that have previously voted against the Reincorporation Proposal. As a result, even if proxies representing a sufficient number of votes against the Reincorporation Proposal have been received, A&F (Delaware) could adjourn the Special Meeting without a vote on the Reincorporation Proposal and seek to convince the holders of those shares of Common Stock to change their votes to votes in favor of the adoption of Reincorporation Proposal.

The Board believes that if the number of shares of Common Stock present or represented at the Special Meeting and voting in favor of the Reincorporation Proposal is insufficient to adopt the Reincorporation Proposal, it is in the best interests of the stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the Reincorporation Proposal.

Required Vote

The affirmative vote of a majority in voting interest of the stockholders present in person or by proxy at the Special Meeting and voting on the Adjournment Proposal is required to approve the Adjournment Proposal. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum but will not be treated as votes cast for purposes of the Adjournment Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of December 1, 2010 (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such beneficial owner, the number of shares of Common Stock beneficially owned (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class(1)

FMR LLC	11,811,079	(2)	13.45%
Edward C. Johnson 3[d] 82 Devonshire Street Boston, MA 02109
Columbia Wanger Asset Management, L.P.	7,455,500	(3)	8.49%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Massachusetts Financial Services Company	4,565,713	(4)	5.20%
500 Boylston Street Boston, MA 02116
Steven A. Cohen	4,451,446	(5)	5.07%
72 Cummings Point Road Stamford, CT 06902

(1)	The percent of class is based on 87,846,242 shares of Common Stock outstanding on December 1, 2010.

(2)	Based on information contained in a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3[d] with the SEC on February 16, 2010 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2009. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 11,419,973 shares of Common Stock (13.0% of the shares outstanding on December 1, 2010) as a result of acting as investment adviser to various registered investment companies (collectively, the “Funds”). The ownership of one registered investment company, Fidelity-Low Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts 02109, was reported to be 8,500,000 shares of Common Stock (9.68% of the shares outstanding on December 1, 2010).

Edward C. Johnson 3[d], who is Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each was reported to have sole power to dispose of the 11,419,973 shares of Common Stock owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d was reported to have the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Funds, which power was reported to reside with the Funds’ Boards of Trustees. Fidelity was reported to carry out the voting of the shares of Common Stock under written guidelines established by the Funds’ Boards of Trustees.

Members of the family of Edward C. Johnson 3[d] were reported to be the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders were reported to have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of the Series B voting shares. Through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 50,000 shares of Common Stock (0.06% of the shares outstanding on December 1, 2010) as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares. Edward C. Johnson 3[d] and FMR LLC, through its control of PGALLC, were each reported to have sole dispositive power over and sole power to vote or to direct the voting of the 50,000 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to provide investment advisory services to individuals. As such, FMR LLC’s beneficial ownership was reported to include 599 shares of Common Stock (less than 0.01% of the shares outstanding on December 1, 2010) beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank, was reported to beneficially own 45,490 shares of Common Stock (0.05% of the shares outstanding on December 1, 2010) as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3[d] and FMR LLC, through its control of PGATC, each was reported to have sole dispositive power over and sole power to vote or to direct the voting of 45,490 shares owned by the institutional accounts managed by PGATC.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries were reported to provide investment advisory and management services to non-U.S. investment companies and certain institutional investors (collectively, the “International Funds”). FIL was reported to beneficially own 295,017 shares of Common Stock (0.33% of the shares outstanding on December 1, 2010).

Partnerships controlled predominantly by members of the family of Edward C. Johnson 3[d], Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL were reported to be separate and independent entities.

FMR LLC and FIL reported that they were of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other entity. However, FMR LLC made the filing of the Schedule 13G/A on a voluntary basis as if all of the reported shares of Common Stock were beneficially owned by FMR LLC and FIL on a joint basis.

(3)	Based on information contained in a Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. with the SEC on February 1, 2010, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2009. Columbia Wanger Asset Management, L.P., an investment adviser, reported that it was deemed to be the beneficial owner of 7,455,500 shares of Common Stock. Columbia Wanger Asset Management, L.P. reported sole voting power as to 7,267,200 shares and sole dispositive power as to 7,455,500 shares.

(4)	Based on information contained in a Schedule 13G filed by Massachusetts Financial Services Company with the SEC on February 3, 2010, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2009. Massachusetts Financial Services Company, an investment adviser, reported that it was deemed to be the beneficial owner of 4,565,713 shares of Common Stock. Massachusetts Financial Services Company reported sole voting power as to 3,641,793 shares and sole dispositive power as to 4,565,713 shares.

(5)	Based on information contained in a Schedule 13G filed by S.A.C. Capital Advisors, L.P. (“SAC LP”), S.A.C. Capital Advisors, Inc. (“SAC Inc.”), Sigma Capital Management, LLC (“Sigma”) and Steven A. Cohen with the SEC on August 27, 2010 to report beneficial ownership of shares of the Company’s Common Stock as of August 26, 2010. SAC LP, SAC Inc., Sigma and Mr. Cohen do not directly own any shares of Common Stock. Each of SAC LP, SAC Inc., Sigma and Mr. Cohen disclaims beneficial ownership of any shares of Common Stock.

SAC LP, 72 Cummings Point Road, Stamford, Connecticut 06902, maintains investment and voting power with respect to shares of Common Stock beneficially owned by S.A.C. Capital Associates, LLC (“SAC LLC”) and S.A.C. MultiQuant Fund, LLC pursuant to an investment management agreement. SAC LP reported that it was deemed to be the beneficial owner of 3,776,446 shares of Common Stock (constituting approximately 4.30% of the shares of Common Stock outstanding on December 1, 2010), 1,370,000 of which were subject to call options held by SAC LLC. SAC LP reported shared voting power as to 3,776,446 shares and shared dispositive power as to 3,776,446 shares.

SAC Inc., 72 Cummings Point Road, Stamford, Connecticut 06902, is the general partner of SAC LP. SAC Inc. reported that it was deemed to be the beneficial owner of 3,776,446 shares of Common Stock (constituting approximately 4.30% of the shares of Common Stock outstanding on December 1, 2010), 1,370,000 of which were subject to call options held by SAC LLC. SAC Inc. reported shared voting power as to 3,776,446 shares and shared dispositive power as to 3,776,446 shares.

Sigma, 540 Madison Avenue, New York, New York 10022, maintains investment and voting power with respect to shares of Common Stock beneficially owned by Sigma Capital Associates, LLC pursuant to an investment management agreement. Sigma reported that it was deemed to be the beneficial owner of 675,000 shares of Common Stock (constituting approximately 0.77% of the shares of Common Stock outstanding on December 1, 2010). Sigma reported shared voting power as to 675,000 shares and shared dispositive power as to 675,000 shares.

Mr. Cohen controls each of SAC Inc. and Sigma. Mr. Cohen reported that he was deemed to be the beneficial owner of 4,451,446 shares of Common Stock, 1,370,000 of which were subject to call options held by SAC LLC. Mr. Cohen reported shared voting power as to 4,451,446 shares and shared dispositive power as to 4,451,446 shares.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by each of the current directors, by each of the named executive officers (as determined in accordance with Item 402(a)(3) of Regulation S-K) and by all of the current directors and executive officers as a group, as of December 1, 2010.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class(2)

James B. Bachmann	8,398	*
Lauren J. Brisky	24,475	*
Diane Chang	138,828	*
David S. Cupps	17,113	*
Archie M. Griffin(3)	35,087	*
Leslee K. Herro	209,232	*
Michael S. Jeffries	3,031,152	3.45%
John W. Kessler(3)	28,155	*
Elizabeth M. Lee	—	*
Jonathan E. Ramsden	32,041	*
Craig R. Stapleton	14,796	*
Current Directors and Executive Officers as a group (12 persons)	3,522,164	4.01%

*	Less than 1%.

(1)	Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse. Includes the following number of shares of Common Stock issuable by January 30, 2011 upon vesting of restricted shares or restricted stock units or the exercise of outstanding options or stock appreciation rights which are currently exercisable or will become exercisable by January 30, 2011: Ms. Brisky, 7,500 shares; Ms. Chang, 131,000 shares; Mr. Cupps, 12,500 shares; Mr. Griffin, 7,500 shares; Ms. Herro, 161,375 shares; Mr. Jeffries, 2,031,211 shares; Mr. Kessler, 18,000 shares; Mr. Ramsden, 30,000 shares; and all current directors and executive officers as a group, 2,390,211 shares. The Company has included for this purpose the gross number of shares of Common Stock deliverable, but actual shares received will be less as a result of the payment of applicable withholding taxes. Additionally, as required, the Company has provided the gross number of shares of Common Stock that may be acquired upon exercise of stock appreciation rights without reduction for the value of the exercise price.

The numbers reported do not include any unvested restricted shares or restricted stock units or any unvested options or stock appreciation rights held by directors or executive officers (other than those specified in this footnote).

(2)	The percent of class is based upon the sum of 87,846,242 shares of Common Stock outstanding December 1, 2010 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by January 30, 2011, either through the vesting of restricted shares or restricted stock units or upon the exercise of options or stock appreciation rights which are currently exercisable or will become exercisable by January 30, 2011

(3)	The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Griffin, 19,403 shares; Mr. John W. Kessler, 5,453 shares; and all directors as a group, 24,856 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholders of the Company seeking to bring business before the 2011 annual meeting of stockholders, or to nominate candidates for election as directors at that annual meeting, must provide timely notice thereof in writing. The Bylaws specify certain requirements that must be complied with in order for a stockholder’s notice to be in proper written form. Under the Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no later than January 10, 2011 nor earlier than December 11, 2010. Under Rule 14a-8 under the Exchange Act, to be timely, a stockholder’s proposal must be received at the Company’s principal executive offices no later than the close of business on January 10, 2011.

Proposals by stockholders intended to be presented at the 2011 annual meeting of stockholders should be mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this Proxy Statement is being delivered to multiple registered stockholders who share an address unless A&F (Delaware) has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Special Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate copy of this Proxy Statement, or have questions regarding the householding process, may contact A&F (Delaware)’s transfer agent: American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, or by forwarding a written request addressed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Promptly upon request, a separate copy of this Proxy Statement will be sent. By contacting American Stock Transfer & Trust Company, LLC, registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokers, financial institutions and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on          , 2011. This Proxy Statement, the Notice of Special Meeting of Stockholders, and a sample form of the proxy sent or given to stockholders by A&F (Delaware) are available at www.proxyvote.com.

Our Investor Relations telephone number is (614) 283-6500 should you wish to obtain directions to our executive offices in order to attend the Special Meeting and vote in person. Directions to our executive offices may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Special Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Special Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment, to the extent permitted under applicable law.

It is important that your form of proxy be submitted promptly. If you do not expect to attend the Special Meeting in person, please complete, date, sign and return the accompanying form of proxy in the self-addressed envelope furnished herewith or vote through the Internet or by telephone by following the instructions on the accompanying form of proxy.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

Appendix A

AMENDED ARTICLES OF INCORPORATION OF
ABERCROMBIE & FITCH CO.

FIRST:  The name of the corporation (the “Corporation”) shall be Abercrombie & Fitch Co.

SECOND:  The place in the State of Ohio where the principal office of the Corporation is to be located is in the City of New Albany, County of Franklin.

THIRD:  The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH:

Section 1.  The aggregate number of shares which the Corporation is authorized to issue shall be Two Hundred Sixty-Five Million (265,000,000), consisting of Two Hundred Fifty Million (250,000,000) common shares, no par value per share (“Common Shares”), and Fifteen Million (15,000,000) preferred shares, no par value per share (“Preferred Shares”).

Section 2.  The express terms and provisions of the Common Shares are as follows:

(A) The rights of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares, in the manner and to the extent provided in this Article FOURTH.

(B) The Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Subject to the restrictions or limitations contained in the express terms and provisions of all shares ranking senior to the Common Shares with respect to the payment of dividends, dividends may be declared and paid upon the Common Shares out of the assets of the Corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on all shares ranking senior to the Common Shares with respect to the payment of dividends, but only when and as determined by the Board of Directors of the Corporation.

(C) The Common Shares shall rank junior to the Preferred Shares with respect to payment upon the dissolution, liquidation or sale of all or substantially all of the assets of the Corporation. Upon the dissolution, liquidation or sale of all or substantially all of the assets of the Corporation, after there shall have been paid to or set apart for holders of all shares ranking senior to the Common Shares the full preferential amounts to which they are respectively entitled, the holders of the Common Shares shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to the Corporation’s shareholders.

(D) The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

Section 3.  The Board of Directors of the Corporation shall have the authority by resolution to issue Preferred Shares from time to time on such terms as the Board of Directors may determine, by adoption of amendments to these Amended Articles of Incorporation, and to divide the Preferred Shares into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the Preferred Shares of such series:

(A) the distinctive designation of such series, the number of Preferred Shares which shall constitute such series, which number may be increased or decreased (but not below the number of Preferred Shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

(B) the dividend rate, the times of payment of dividends on the Preferred Shares of such series, whether dividends shall be cumulative or noncumulative, and, if cumulative, from what date or dates, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or of any other series of Preferred Shares;

(C) the price or prices at which, and the terms and conditions on which, the Preferred Shares of such series may be redeemed;

(D) whether or not the Preferred Shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such Preferred Shares or for dividends or distributions on such Preferred Shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(E) whether or not the Preferred Shares of such series shall be convertible into, or exchangeable for, any other shares of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(F) the rights of Preferred Shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(G) whether or not the Preferred Shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the Preferred Shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on a parity with or ranking junior to the Preferred Shares of such series as to dividends or distributions, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on a parity with or ranking junior to the Preferred Shares of such series in any respect;

(H) whether the Preferred Shares of such series shall have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be full or limited; and

(I) any other powers, designations, preferences and relative, participating, optional or other special rights of the Preferred Shares of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding. All Preferred Shares of any one series shall be identical in all respects with all other Preferred Shares of such series, except that Preferred

Shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

FIFTH:  The Board of Directors of the Corporation shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by the Corporation, (B) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by these Amended Articles of Incorporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by these Amended Articles of Incorporation. The Corporation shall have the right to repurchase shares of any class or series issued by the Corporation, if and when any shareholder desires to sell such shares or on the happening of any event requiring any shareholder to sell such shares. The authority granted in this Article FIFTH of these Amended Articles of Incorporation shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the Corporation or authorized by these Amended Articles of Incorporation.

SIXTH:  No holder of any shares of the Corporation shall have the right to vote cumulatively in the election of directors.

SEVENTH:  The directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. The authorized number of directors of each class shall be at least three and shall not exceed by more than two the number of directors of any other class. Each director of each class shall be elected to serve until the later of (A) the third anniversary of such director’s election and (B) the election, at an annual meeting of shareholders for the election of directors or at a special meeting called for that purpose, of directors constituting at least a majority of the whole authorized number of directors of that class; provided, however, that at the first election of directors of such classes, each Class I director shall be elected to serve until the later of (i) the first anniversary of such director’s election and (ii) the election, at an annual meeting of shareholders for the election of directors or at a special meeting called for that purpose, of directors constituting at least a majority of the whole authorized number of Class I directors, and each Class II director shall be elected to serve until the later of (x) the second anniversary of such director’s election and (y) the election, at an annual meeting of shareholders for the election of directors or at a special meeting called for that purpose, of directors constituting at least a majority of the whole authorized number of Class II directors. The election of each class of directors shall be a separate election.

EIGHTH:

Section 1.  Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares of the Corporation entitling them to exercise a designated proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares of the Corporation, such action, unless otherwise expressly required by statute, these Amended Articles of Incorporation or the Regulations of the Corporation, may be taken by the vote, consent, waiver or release of the holders of shares of the Corporation entitling them to exercise not less than a majority of the voting power of the Corporation or of such class or classes of shares of the Corporation.

Section 2.  These Amended Articles of Incorporation may be amended at a meeting of shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation on such proposal, unless otherwise expressly required by statute, and by the affirmative vote of shares of any particular class that is required by these Amended Articles of Incorporation or by statute.

Section 3.  The Regulations of the Corporation may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation on such proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation on such proposal. In addition, unless a provision of the Ohio Revised Code reserves such authority to shareholders of the Corporation, the Regulations of the Corporation may be amended, or new regulations may be adopted, by the directors of the Corporation; provided, however, that the foregoing shall not divest shareholders of the Corporation of the power, or limit the shareholders’ power, to amend the Regulations of the Corporation or adopt new regulations.

NINTH:  At each meeting of the shareholders for the election of directors, a nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that the nominees receiving the greatest number of votes shall be elected to the Board of Directors at any such meeting of the shareholders for which (A) the secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for directors set forth in Section 1.09 and Section 1.11 of Article One of the Regulations of the Corporation and (B) such nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders. Directors need not be shareholders.

TENTH:  These Amended Articles of Incorporation supersede and take the place of the existing Initial Articles of Incorporation of the Corporation.

Appendix B

REGULATIONS OF
ABERCROMBIE & FITCH CO.

ARTICLE ONE

MEETINGS OF SHAREHOLDERS

Section 1.01.  Annual Meetings.  An annual meeting of shareholders for the election of directors, for the consideration of reports to be laid before such meeting, and for the transaction of such other business as may properly come before such meeting shall be held on such date as may be fixed from time to time by the directors.

Section 1.02.  Special Meetings.  Except as otherwise provided in the Articles of Incorporation of the Corporation (as amended from time to time, the “Articles”) or these Regulations and subject to the rights of the holders of any class or series of preferred shares of the Corporation, special meetings of the shareholders may be called only for a proper purpose under applicable law and only by:

(A)          the chairman of the board, the chief executive officer, the president, or, in case of the president’s death, absence or disability, the vice president, if any, authorized to exercise the authority of the president;

(B)          the directors by action at a meeting, or a majority of the incumbent directors acting without a meeting; or

(C)          the holders of at least 25% of all shares of the Corporation outstanding and entitled to vote thereat.

Section 1.03.  Place of Meetings.  Each meeting of shareholders shall be held at the principal office of the Corporation, unless otherwise provided by action of the directors. Meetings of shareholders may be held at any place either within or without the State of Ohio. If authorized by the directors, a meeting of shareholders may be held solely by means of communications equipment as authorized by applicable law.

Section 1.04.  Notice of Meetings.

(A)          Unless waived, written notice stating the time, place, if any, and purposes of a meeting of the shareholders, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than seven nor more than 60 days before the date of the meeting to every shareholder of record entitled to notice of the meeting by or at the direction of the chairman of the board, the chief executive officer, the president, the secretary, or another officer of the Corporation expressly authorized by action of the directors to give such notice. If mailed or sent by overnight delivery service, such notice shall be addressed to the shareholder at such shareholder’s address as it appears on the records of the Corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Subject to the provisions of Section 1.10(B) of these Regulations, notice of adjournment of a meeting need not be given if the time and place, if any, to which the meeting is adjourned and the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment are fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee.

(B)          Person(s) permitted by Section 1.02 of these Regulations to call a special meeting of shareholders may do so by delivering a request in writing either in person or by registered mail to the president or the secretary of the Corporation, specifying the purpose or the purposes for which the person(s) properly making such request have called such meeting. Upon receipt of such request and determining that the special meeting of shareholders is being called for a proper purpose under the provisions of the Articles, these Regulations and applicable law, the officer shall cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than seven nor more than 60 days after the receipt of such request, as the officer may fix. If the notice is not given within 15 days after the receipt of such request by the president or the secretary, then the person(s) properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with Section 1.04(A) of these Regulations, or cause the notice to be so given by any designated representative.

Section 1.05.  Waiver of Notice.  Notice of the time, place, if any, and purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of such meeting. The attendance of any shareholder at any meeting of shareholders without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed a waiver by such shareholder of notice of such meeting. Electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a shareholder and that contains a waiver by such shareholder is a writing for purposes of this Section 1.05.

Section 1.06.  Quorum.

(A)          At any meeting of shareholders, the presence, in person, by proxy, or by the use of communications equipment, of the holders, of record on the record date for such meeting, of shares entitling them to exercise a majority of the voting power of the Corporation shall be necessary to constitute a quorum for such meeting or at any adjournment thereof.

(B)          Except as otherwise provided in Section 1.07(B)(2) of these Regulations in respect of adjournment, no action may be taken at any meeting of shareholders, or at any adjournment thereof, unless a quorum is present.

(C)          If a quorum is present at a meeting of shareholders, it cannot be broken by the subsequent withdrawal of one or more shareholders or their proxies or by any decrease in the number of shares represented at the meeting.

(D)          Notwithstanding the foregoing provisions of this Section 1.06, where a separate vote by a class or series or classes or series of shares is required, a majority of the outstanding shares of such class or series or classes or series, present in person, by proxy or by the use of communications equipment, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Section 1.07.  Votes Required.

(A)          Directors may be elected only by such vote as is provided for in the Articles.

(B)          Subject to the provisions of Section 1.07(C) of these Regulations, any other proposal submitted to the shareholders at a meeting can be authorized or approved only by the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting and (ii) a majority of the shares voted on such proposal; provided, however, that:

(1)          no action required by applicable law, the Articles or these Regulations to be authorized or taken by the holders of a designated proportion of the shares may be authorized or taken by a lesser proportion; and

(2)          the holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, or the officer of the Corporation acting as chairman of the meeting, may adjourn such meeting from time to time; and at such adjourned meeting, any business may be transacted as if the meeting had been held as originally noticed.

(C)          Notwithstanding the provisions of Section 1.07(B) of these Regulations, where a separate vote by a class or series of shares is required on any proposal and a quorum is present at any meeting of the shareholders, the proposal can be authorized or approved only by the affirmative vote of the holders of a majority of the shares of such class or series voted on such proposal; provided, however, that no action required by applicable law, the Articles or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of such class or series may be authorized or taken by a lesser proportion.

Section 1.08.  Conduct of the Meeting.  The chairman of the board or, in the absence or disability of the chairman of the board, the chief executive officer or, in the chief executive officer’s absence or disability, the president or, in the absence or disability of the president, any vice president or, in the absence of the chairman of the board, the chief executive officer, the president and any vice president, a chairman chosen by the holders of a majority of the voting shares represented and entitled to vote at a meeting of the shareholders, shall act as chairman of the meeting. The secretary or, if the secretary not be present, the assistant secretary shall act as secretary of the meeting. If neither the secretary nor an assistant secretary is present, the chairman of the meeting shall appoint a secretary of the meeting.

Section 1.09.  Order of Business.

(A)          Annual Meetings of Shareholders.  At any annual meeting of the shareholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the annual meeting of shareholders. For nominations to be properly made at an annual meeting of shareholders, and proposals of other business to be properly brought before an annual meeting of shareholders, nominations and proposals of other business must be (1) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the annual meeting of shareholders by or at the direction of the Board of Directors (or any committee designated by the Board of Directors) or (3) otherwise properly requested to be brought before the annual meeting of shareholders by a shareholder of the Corporation in accordance with these Regulations and applicable law. For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, a shareholder must (a) be a shareholder of record at the time of giving of notice of such annual meeting of shareholders by or at the direction of the Board of Directors and at the time of the annual meeting of shareholders, (b) be entitled to vote at such annual meeting of shareholders and (c) comply with the procedures set forth in these Regulations as to such nomination or proposal of other business. The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 or Rule 14a-11 promulgated by the Securities and Exchange Commission (the “SEC”) under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(B)          Special Meetings of Shareholders.  When the annual meeting of shareholders is not held or directors are not elected thereat, directors may be elected at a special meeting duly called for that purpose. At any special meeting of the shareholders, only such nominations of persons for election to the Board of Directors at a special meeting properly called for that purpose shall be made, and only such other business shall be conducted or considered as shall have been properly brought before the special meeting of shareholders. For nominations to be properly made at a special meeting of shareholders at which directors are to be elected, and proposals of other business to be properly brought before a special meeting of shareholders, nominations and proposals of other business must be (1) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the special meeting of shareholders by or at the direction of the Board of Directors (or any committee designated by the Board of Directors) or (3) otherwise properly requested to be brought before the special meeting of shareholders by the holders of at least 25% of all shares of the Corporation outstanding and entitled to vote at the special meeting of shareholders in accordance with these Regulations. For nominations of persons for election to the Board of Directors at a special meeting of shareholders properly called for that purpose, or proposals of other business, to be properly requested by a shareholder to be brought before a special meeting of shareholders, a shareholder must (a) be a shareholder of record at the time of giving of notice of such special meeting of shareholders and at the time of the special meeting of shareholders, (b) be entitled to vote at the special meeting of shareholders, and (c) comply with the procedures set forth in these Regulations as to such nomination or proposal of other business. The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 or Rule 14a-11 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of shareholders.

(C)          General.  Except as otherwise provided by applicable law, the Articles or these Regulations, the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Regulations and, if any proposed nomination or other business is not in compliance with these Regulations, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

Section 1.10.  Fixing Record Date.

(A)          In order that the Corporation may determine the shareholders entitled to (1) receive notice of or to vote at a meeting of shareholders, (2) receive payment of any dividend or distribution, (3) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to contract rights with respect to the shares or securities, or (4) participate in the execution of written consents, waivers or releases, the directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and which record date may be a maximum of 60 days preceding the date of the meeting of the shareholders, or the date fixed for the payment of any dividend or distribution or the receipt or the exercise of rights, as the case may be. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by applicable law.

(B)          The record date for the purpose of determining the shareholders entitled to receive notice of or to vote at a meeting of shareholders shall continue to be the record date for all adjournments of such meeting, unless the directors, subject to the limitations set forth in Section 1.10(A) of these Regulations, fix a new record date. If a new record date is so fixed, notice of the record date and the date to which the meeting has been adjourned shall be given to shareholders of record as of that date in accordance with the requirements applicable to a newly called meeting.

Section 1.11.  Advance Notice of Shareholder Nominations and Business.

(A)          Annual Meetings of Shareholders.  Without qualification or limitation, subject to Section 1.11(C)(4) of these Regulations, for any nomination of any person for election to the Board of Directors to be properly made or any other business to be properly brought before an annual meeting of shareholders by a shareholder pursuant to Section 1.09(A) of these Regulations, the shareholder must have given timely notice thereof and timely updates and supplements thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting of shareholders or, if the first public announcement of the date of such annual meeting of shareholders is less than 100 days prior to the date of such annual meeting of shareholders, the 10th day following the day on which public announcement of the date of such annual meeting of shareholders is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting of shareholders, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, a shareholder’s notice required by this Section 1.11(A) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

In addition, to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the annual meeting of shareholders and as of the date that is ten business days prior to the annual meeting of shareholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the annual meeting of shareholders in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the annual meeting of shareholders or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the annual meeting of shareholders or any adjournment or postponement thereof.

(B)          Special Meetings of Shareholders.  Subject to Section 1.11(C)(4) of these Regulations, in the event a special meeting of shareholders is called, in accordance with Section 1.02 and Section 1.09(B) of these Regulations, for the purpose of electing one or more directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) to be elected as specified in the notice calling the special meeting of shareholders, provided that the shareholder gives timely notice thereof and timely updates and supplements thereof in writing to the secretary of the Corporation. In order to be timely, a shareholder’s notice shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting of shareholders and not later than the close of business on the later of the 90th day prior to the date of such special meeting of shareholders or, if the first public announcement of the date of such special meeting of shareholders is less than 100 days prior to the date of such special meeting of shareholders, the 10th day following the day on which public announcement is first made of the date of the special meeting of shareholders and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting of shareholders, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

In addition, to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the special meeting of shareholders and as of the date that is ten business days prior to the special meeting of shareholders or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the special meeting of shareholders in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the special meeting of shareholders or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the special meeting of shareholders or any adjournment or postponement thereof.

(C)          Other Provisions.

(1)          To be in proper form, a shareholder’s notice (whether given pursuant to Section 1.09(A) or Section 1.09(B) of these Regulations) to the secretary of the Corporation must include the following, as applicable:

(a)          As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith; (ii)(A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith; (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard as to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of the Corporation; (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “share borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”); (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation; (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (G) any performance related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including, without limitation, any such interests held by members of such shareholder’s immediate family sharing the same household; (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such shareholder; and (I) any direct or indirect interest of such shareholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(b)          If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration); and (iii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(c)          As to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraph (a) above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated by the SEC thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant; and

(d)          The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(2)          For purposes of these Regulations, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(3)          Notwithstanding the provisions of these Regulations, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder with respect to the matters set forth in these Regulations; provided, however, that any references in these Regulations to the Exchange Act or the rules and regulations promulgated by the SEC thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.09 of these Regulations.

(4)          Nothing in these Regulations shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) of shareholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to Rule 14a-11 under the Exchange Act or (iii) of the holders of any series of Preferred Shares if and to the extent provided for under applicable law, the Articles or these Regulations. Subject to Rule 14a-8 and Rule 14a-11 under the Exchange Act, nothing in these Regulations shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

Section 1.12.  Proxies.  At meetings of the shareholders, any shareholder entitled to vote thereat may be represented and may vote by a proxy or proxies appointed by a writing signed, or a verifiable communication authorized, by such shareholder, but such writing or verifiable communication must be filed with the secretary of the meeting before such proxy shall be allowed to vote thereunder.

Section 1.13.  Inspectors of Election.  In advance of any meeting of shareholders, the directors may appoint one or more inspectors of election to act at such meeting or any adjournment thereof. If inspectors are not so appointed, the officer of the Corporation acting as chairman of any such meeting may make such appointment. In case any person appointed as inspector fails to appear or act, the vacancy may be filled only by appointment made by the directors in advance of such meeting or, if not so filled, at the meeting by the officer of the Corporation acting as chairman of such meeting. No other person or persons may appoint or require the appointment of inspectors of election. The inspectors shall: (A) determine the number of shares outstanding, the voting rights with respect to each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; (B) receive votes, ballots, consents, waivers, or releases; (C) hear and determine all challenges and questions arising in connection with the vote; (D) count and tabulate all votes, consents, waivers, and releases; (E) determine and announce the result; and (F) do such acts as are proper to conduct the election or vote with fairness to all shareholders, or otherwise required by applicable law. On request, the inspectors shall make a report in writing of any challenge, question, or matter determined by them and execute a certificate of any fact found by them. The certificate of the inspectors shall be prima facie evidence of the facts stated therein and of the vote as certified by them.

ARTICLE TWO

DIRECTORS

Section 2.01.  Authority and Qualifications.  Except where applicable law, the Articles or these Regulations otherwise provide, all authority of the Corporation shall be vested in and exercised by or under the direction of its directors.

Section 2.02.  Authorized Number of Directors; Term of Office.

(A)          Until changed in accordance with the provisions of these Regulations, the authorized number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of preferred shares voting separately as a class or classes) shall not be less than six nor more than thirteen, the exact number of directors to be such number as may be fixed from time to time within the limits set forth above in accordance with the provisions of this Section 2.02.

(B)          The authorized number of directors may be fixed or changed at a meeting of the shareholders properly called for the purpose of electing directors.

(C)          The directors may fix or change the authorized number of directors and may fill any director’s office that is created by an increase in the authorized number of directors.

(D)          No reduction in the authorized number of directors shall of itself have the effect of shortening the term of any incumbent director.

Section 2.03.  Nominations.

(A)          Subject to the provisions of Section 2.08 of these Regulations, nominations for the election of directors may be made by the Board of Directors or any committee designated by the Board of Directors or by any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders. Such nominations, if not made by the Board of Directors or its designated committee, shall be made in accordance with the procedures set forth in Section 1.09 and Section 1.11 of these Regulations.

(B)          Notice of nominations which are proposed by the Board of Directors or its designated committee shall be given on behalf of the Board of Directors or such committee by the chairman of the meeting.

(C)          The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the required procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.04.  Election.

(A)          Directors may be elected at an annual meeting of shareholders or at a special meeting called for the purpose of electing directors in accordance with the provisions of Section 1.02 and Section 1.09(B) of these Regulations.

(B)          The election of directors shall be by ballot (1) whenever the number of candidates exceeds the number of directors to be elected or (2) if requested by the officer of the Corporation acting as chairman of the meeting or by the holders of a majority of the voting shares represented and entitled to vote at such meeting, but the election shall otherwise be by voice vote.

Section 2.05.  Removal by Shareholders.  Subject to the provisions of Section 2.08 of these Regulations, all the directors, all the directors of a particular class, or any individual director may be removed from office by the shareholders, without assigning any cause, by the vote of the holders of not less than a majority of the voting power of the Corporation entitling them to elect directors in place of those to be removed; provided, however, that if the directors are classified, the shareholders may effect any such removal only for cause. In case of any removal pursuant to this Section 2.05, and subject to the provisions of Section 2.03 of these Regulations, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the Board of Directors.

Section 2.06.  Resignations.  Any director of the Corporation may resign at any time by giving written notice or notice by electronic transmission to the chairman of the board or the secretary of the Corporation. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.07.  Vacancies.  Subject to the provisions of Section 2.08 of these Regulations, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the Board of Directors for the unexpired term.

Section 2.08.  Election of Directors by Holders of Preferred Shares.  Notwithstanding the foregoing provisions of this Article Two, whenever the holders of any one or more series of preferred shares issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of shareholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Articles applicable thereto. Except as otherwise expressly provided in the terms of such series as set forth in the Articles, the number of directors that may be so elected by the holders of any such series of preferred shares shall be elected for terms expiring at the next annual meeting of shareholders, and vacancies among directors so elected by the separate vote of the holders of any such series of preferred shares shall be filled by the affirmative vote of a majority of the remaining directors elected by such series or, if there are no such remaining directors, by the holders of such series in the same manner in which the holders of such series initially elected a director.

Section 2.09.  Meetings.

(A)          A regular annual meeting of the Board of Directors shall be held each year at the same place as and immediately following the adjournment of the annual meeting of shareholders, or at such other place and time as shall theretofore have been determined by the Board of Directors, and notice of such meeting need not be given. At its regular annual meeting, the Board of Directors shall organize itself and elect the officers of the Corporation for the ensuing year, and may transact any other business.

(B)          Regular meetings of the Board of Directors may be held at such intervals at such time as shall from time to time be determined by the Board of Directors. After such determination and notice thereof has been once given to each person then a member of the Board of Directors, regular meetings may be held at such intervals and time and place without further notice being given.

(C)          Special meetings of the Board of Directors may be called at any time by the Board of Directors or by the chairman of the board or by a majority of the directors then in office to be held on such day and at such time as shall be specified by the person or persons calling the meeting.

(D)          All meetings of directors shall be held at the principal office of the Corporation unless the directors from time to time otherwise determine.

(E)          Regular or special meetings of the directors may be held through any communications equipment if all persons participating can hear each other, and participation in a meeting pursuant to this provision shall constitute presence at such meeting.

Section 2.10.  Notice of Meetings.  Unless waived, notice of each special meeting or, where required, each regular meeting, of the Board of Directors shall be given to each of the directors either: (A) by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the director, if such notice is given at least two days before the meeting; or (B) orally, either in person or by telephone, not later than the day before the meeting. Such notice shall state the place, date and hour of the meeting and, if it is a special meeting, the purpose or purposes for which the meeting is called. At any meeting of the Board of Directors at which every director shall be present, even though without such notice, any business may be transacted. Any acts or proceedings taken at a meeting of the Board of Directors not validly called or constituted may be made valid and fully effective by ratification at a subsequent meeting which shall be legally and validly called or constituted. Notice of any regular meeting of the Board of Directors need not state the purpose of the meeting and, at any regular meeting duly held, any business may be transacted. If the notice of a special meeting shall state as a purpose of the meeting the transaction of any business that may come before the meeting, then at the meeting any business may be transacted.

Section 2.11.  Waiver of Notice.  Notice of the place, if any, and time of any meeting of the directors may be waived in writing, either before or after the holding of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. The attendance of any director at any meeting of the directors without protesting, prior to or at the commencement of such meeting, the lack of proper notice shall be deemed a waiver by the director of such notice. Electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains a waiver by such director is a writing for the purposes of this Section 2.11.

Section 2.12.  Quorum; Vote Required.

(A)          A majority of the whole authorized number of directors shall be necessary to constitute a quorum for a meeting of the directors, except that a majority of the directors in office shall constitute a quorum for filling a vacancy in the Board of Directors. If a quorum is present at a meeting of the directors, it cannot be broken by the subsequent withdrawal of one or more directors.

(B)          The affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors, unless the vote of a greater number of the directors is required by applicable law, the Articles, these Regulations or any bylaws adopted by the directors.

Section 2.13.  Committees.

(A)          The directors may create an executive committee or any other committee of directors, to consist of one or more of the directors, and may delegate to any such committee any of the authority of the directors, however conferred, other than the authority to fill vacancies among the directors or in any committee of the directors and other than the authority to amend these Regulations or adopt new regulations. Any act or authorization of any act by the executive committee or any other committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the directors. The directors may appoint one or more directors as alternate members of any committee, who may take the place of any absent member or members at any meeting of the particular committee. Unless otherwise provided in the Articles, these Regulations or the resolution of the Board of Directors creating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.

(B)          The executive committee or any other committee of directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors.

(C)          No notice of a meeting of the executive committee or of any other committee of directors shall be required. A meeting of the executive committee or of any other committee of directors may be called as contemplated by the provisions of the charter of such executive committee or other committee of directors. Meetings of the executive committee or of any other committee of directors may be held through any communications equipment if all persons participating can hear each other, and participation in such a meeting shall constitute presence thereat.

Section 2.14.  Bylaws.  The directors may adopt, and amend from time to time, bylaws for their own government, which bylaws shall not be inconsistent with applicable law, the Articles or these Regulations.

ARTICLE THREE

OFFICERS

Section 3.01.  General Provisions.  The principal officers of the Corporation shall be the chairman of the board (who shall be a director), the chief executive officer (who shall be a director), a president, such number of vice presidents as the Board of Directors may from time to time determine, a secretary and a treasurer. Any two or more offices may be held by the same person, except the offices of president and vice president or the offices of president and secretary, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by applicable law or by the Articles or these Regulations to be executed, acknowledged or verified by two or more officers.

Section 3.02.  Election, Terms of Office, and Qualification.  The officers of the Corporation named in Section 3.01 of these Regulations shall be elected by the Board of Directors for an indeterminate term and shall hold office at the pleasure of the Board of Directors.

Section 3.03.  Additional Officers, Agents, etc.  In addition to the officers mentioned in Section 3.01 of these Regulations, the Corporation may have such other officers or agents as the Board of Directors may deem necessary and may appoint, each of whom shall hold office for such period, have such authority and perform such duties as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer the power to appoint any subordinate officers or agents. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers and duties, or any of them, of such officer to any other officer, or to any director.

Section 3.04.  Removal.  Except as set forth below, any officer of the Corporation may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any meeting, the notice (or waivers of notice) of which shall have specified that such removal action was to be considered. Any officer appointed not by the Board of Directors but by an officer or committee to which the Board of Directors shall have delegated the power of appointment may be removed, with or without cause, by the committee or superior officer (including successors) who made the appointment, or by any committee or officer upon whom such power of removal may be conferred by the Board of Directors.

Section 3.05.  Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors, or to the chairman of the board, the chief executive officer, the president or the secretary. Any such resignation shall take effect at the time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.06.  Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification, or otherwise, shall be filled in the manner prescribed in these Regulations for regular appointments or elections to such office.

ARTICLE FOUR

DUTIES OF THE OFFICERS

Section 4.01.  Chairman of the Board.  The chairman of the board shall have general supervision over the property, business and affairs of the Corporation and over its several officers, subject, however, to the control of the Board of Directors. The chairman of the board shall, if present, preside at all meetings of the shareholders and of the Board of Directors. The chairman of the board may sign, with the secretary, treasurer or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares in the Corporation. The chairman of the board may also sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, leases, contracts or other instruments either when specially authorized by the Board of Directors or when required or deemed necessary or advisable by the chairman of the board in the conduct of the Corporation’s normal business, except in cases where the signing and execution thereof shall be expressly delegated by these Regulations or the Board of Directors to some other officer or agent of the Corporation or shall be required by applicable law or otherwise to be signed or executed by some other officer or agent, and the chairman of the board may cause the seal of the Corporation, if any, to be affixed to any instrument requiring the same.

Section 4.02.  Chief Executive Officer.  The chief executive officer shall be the principal executive officer of the Corporation and shall perform such duties as are conferred upon the chief executive officer by these Regulations or as may from time to time be assigned to the chief executive officer by the chairman of the board or the Board of Directors. The chief executive officer shall have the same power as the president to sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, leases, contracts and other instruments either when specially authorized by the Board of Directors or when required or deemed necessary or advisable by the chief executive officer in the ordinary course of the Corporation’s normal business, except in cases where the signing and execution thereof shall be expressly delegated by these Regulations to some other officer or agent of the Corporation or shall be required by applicable law or otherwise to be signed or executed by some other officer or agent, and the chief executive officer may cause the seal of the Corporation, if any, to be affixed to any instrument requiring the same. During the absence or disability of the president, the chief executive officer shall exercise all of the powers and perform all of the duties of the president except as otherwise provided by applicable law. Unless otherwise provided in the Corporate Governance Guidelines of the Corporation, the chief executive officer shall, during the absence or disability of the chairman of the board, preside at meetings of the shareholders and of the Board of Directors.

Section 4.03.  President.  The president shall be the principal operating and administrative officer of the Corporation. If there is no chief executive officer, the president shall exercise all of the powers and perform all of the duties of the chief executive officer. The president shall perform such duties as are conferred upon the president by these Regulations or as may from time to time be assigned to the president by the chairman of the board, the chief executive officer or the Board of Directors. The president may sign, with the secretary, treasurer or other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares in the Corporation. The president may also sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, leases, contracts or other instruments either when specially authorized by the Board of Directors or when required or deemed necessary or advisable by the president in the ordinary conduct of the Corporation’s normal business, except in cases where the signing and execution thereof shall be expressly delegated by these Regulations to some other officer or agent of the Corporation or shall be required by applicable law or otherwise to be signed or executed by some other officer or agent, and the president may cause the seal of the Corporation, if any, to be affixed to any instrument requiring the same. Unless otherwise provided in the Corporate Governance Guidelines of the Corporation, the president shall, in the absence or disability of each of the chairman of the board and the chief executive officer, preside at meetings of the shareholders and of the Board of Directors.

Section 4.04.  Vice Presidents.  The vice presidents shall perform such duties as are conferred upon them by these Regulations or as may from time to time be assigned to them by the Board of Directors, the chairman of the board, the chief executive officer or the president. At the request of the chairman of the board or the chief executive officer, in the absence or disability of the president, the vice president designated by the chairman of the board or the chief executive officer, as appropriate, shall perform the duties of the president, and when so acting, shall have all of the powers of the president.

Section 4.05.  Treasurer.  The treasurer shall be the custodian of all funds and securities of the Corporation. Whenever so directed by the Board of Directors, the treasurer shall render a statement of the cash and other accounts of the Corporation, and the treasurer shall cause to be entered regularly in the books and records of the Corporation to be kept for such purpose full and accurate accounts of the Corporation’s receipts and disbursements. The treasurer shall have such other powers and shall perform such other duties as may from time to time be assigned to the treasurer by the Board of Directors, the chairman of the board, the chief executive officer or the president.

Section 4.06.  Secretary.  The secretary shall record and keep the minutes of all meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose. The secretary shall be the custodian of, and shall make or cause to be made the proper entries in, the minute book of the Corporation and such other books and records as the Board of Directors may direct. The secretary shall be the custodian of the seal of the Corporation, if any, and shall affix such seal to such contracts, instruments and other documents as the Board of Directors or any committee thereof may direct. The secretary shall have such other powers and shall perform such other duties as may from time to time be assigned to the secretary by the Board of Directors, the chairman of the board, the chief executive officer or the president.

ARTICLE FIVE

SHARES AND TRANSFERS OF SHARES

Section 5.01.  Uncertificated Shares; Share Certificates.  To the extent permitted by applicable law and unless otherwise provided by the Articles, the Board of Directors may provide by resolution that some or all of any or all classes and series of shares of the Corporation shall be issued in uncertificated form pursuant to customary arrangements for issuing shares in such uncertificated form. Any such resolution shall not apply to shares then represented by a certificate until such certificate is surrendered to the Corporation, nor shall such a resolution apply to a certificated share issued in exchange for an uncertificated share. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to applicable law. Notwithstanding the foregoing, upon the written request of a holder of shares of the Corporation delivered to the secretary of the Corporation, such holder is entitled to receive one or more certificates representing the shares of the Corporation held by such holder. Any such share certificate shall be signed by the chairman of the board, the president or a vice president and by the secretary, an assistant secretary, the treasurer or an assistant treasurer of the Corporation. When a share certificate is countersigned by an incorporated transfer agent or registrar, the signature of any officer of the Corporation may be facsimile, engraved, stamped or printed. In case any officer whose manual or facsimile signature is affixed to any share certificate ceases to be such officer before such share certificate is delivered by the Corporation, the share certificate may nevertheless be issued and delivered by the Corporation with the same effect as if such officer had not ceased to be such at the date of its delivery. Any certificate representing the shares of the Corporation shall be in such form as shall be approved by the Board of Directors and shall conform to the requirements of the laws of the State of Ohio and any other applicable laws, rules and regulations.

Section 5.02.  Transfer of Shares.  Transfers of uncertificated shares shall be made on the books of the Corporation only by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Transfers of certificated shares shall be made on the books of the Corporation only by the person named in the certificate, or by an attorney lawfully constituted in writing, and upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class or series, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the Corporation or its agents may reasonably require. No transfer of shares shall be valid until such transfer shall have been made upon the books of the Corporation. Subject to the provisions of the Articles and these Regulations, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.03.  Lost, Wrongfully Taken or Destroyed Certificates.  Except as otherwise provided by applicable law, where the owner of a certificate evidencing shares of the Corporation claims that such certificate has been lost, destroyed or wrongfully taken, the directors must cause the Corporation to issue a substitute certificate or substitute shares in uncertificated form in place of the original certificate if the owner:

(A)          so requests before the Corporation has notice that such original certificate has been acquired by a protected purchaser;

(B)          files with the Corporation, unless waived by the directors, an indemnity bond, with surety or sureties satisfactory to the Corporation, in such sums as the directors may, in their discretion, deem reasonably sufficient as indemnity against any loss or liability that the Corporation may incur by reason of the issuance of each such substitute certificate or substitute shares in uncertificated form; and

(C)          satisfies any other reasonable requirements which may be imposed by the directors, in their discretion.

ARTICLE SIX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 6.01.  Indemnification.

(A)          The Corporation shall indemnify and hold harmless any person (an “Indemnitee”) who is or was a director or officer of the Corporation and who is or was a party or is threatened to be made a party to, or is or was involved or threatened to be involved (as a deponent, witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that the Indemnitee is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, partner, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any expenses (including, without limitation, attorneys’ fees, filing fees, court reporter’s fees, expert witness fees and transcript costs), costs, liability, judgments, fines, excise taxes assessed with respect to employee benefit plans, penalties and amounts paid in settlement to the fullest extent permitted or authorized by the laws of the State of Ohio as they may exist from time to time.

(B)          The right to indemnification conferred in this Article Six shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted or authorized by the laws of the State of Ohio as they may exist from time to time.

(C)          Notwithstanding the foregoing, except as to claims to enforce rights conferred on an Indemnitee by this Article Six that may be brought, initiated or otherwise asserted by an Indemnitee pursuant to Section 6.02 of these Regulations, the Corporation shall not be required by this Section 6.01 to indemnify, or advance expenses to, an Indemnitee in connection with any claim (including, without limitation, any original claim, counterclaim, cross-claim or third-party claim) in any proceeding, which claim is brought, initiated or otherwise asserted by the Indemnitee, unless the bringing, initiation or assertion of the claim in the proceeding by the Indemnitee is or was authorized or ratified by the Board of Directors of the Corporation.

(D)          The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the laws of the State of Ohio as they may exist from time to time.

Section 6.02.  Right of Indemnitee to Bring Suit.  If a claim by an Indemnitee for indemnification, including a claim by an Indemnitee for advancement of expenses, under this Article Six is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be indemnified for all the expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by the Indemnitee in prosecuting such claim in enforcing the Indemnitee’s rights under this Article Six.

Section 6.03.  Article Six Not Exclusive.  The indemnification provided by this Article Six shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles, these Regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, trustee, partner, member, manager or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.04.  Insurance.  The Corporation may purchase and maintain insurance, or furnish similar protection, including, but not limited to, trust funds, letters of credit or self-insurance, for or on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, partner, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the obligation or the power to indemnify such person against such liability under the provisions of this Article Six. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

Section 6.05.  Construction.  For the purposes of this Article Six, references to ‘‘the Corporation” include in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents or persons holding comparable positions, so that any person who is or was a director or officer of or held a comparable position with such constituent entity or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, partner, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise shall stand in the same position under the provisions of this Article Six with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued.

Section 6.06.  Contractual Nature.  The provisions of this Article Six shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article Six is in effect. Neither any repeal or modification of this Article Six or, to the fullest extent permitted by the laws of the State of Ohio, any repeal or modification of laws, shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.01.  Amendments.  These Regulations may only be amended in accordance with the provisions of the Articles.

Section 7.02.  Actions Without a Meeting.  Anything contained in these Regulations to the contrary notwithstanding, except as provided in the Articles, any action which may be authorized or taken at a meeting of the shareholders or of the directors or of a committee of the directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, that proportion of the shareholders or of the directors or of the committee of the directors, as the case may be, required by then applicable law. All such writings shall be filed with or entered upon the records of the Corporation. Electronic mail or an electronic or other transmission capable of authentication that appears to have been sent by a person described in the preceding sentence and that contains an affirmative vote or approval of that person is a signed writing for the purposes of this Section 7.02. The date on which that electronic mail or electronic or other transmission is sent is the date on which the writing is signed.

Appendix C

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of , 2011, is made and entered into by and between ABERCROMBIE & FITCH CO., a Delaware corporation (“A&F (Delaware)”), and ABERCROMBIE & FITCH CO., an Ohio corporation (“A&F (Ohio)”). A&F (Delaware) and A&F (Ohio) are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, A&F (Delaware) is the sole shareholder of A&F (Ohio); and

WHEREAS, A&F (Delaware), as the sole shareholder of A&F (Ohio), desires to effect a merger of A&F (Delaware) with and into A&F (Ohio) pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of Ohio (the “OGCL”); and

WHEREAS, the respective Boards of Directors of A&F (Delaware) and A&F (Ohio) have determined that it is advisable and in the best interest of each of such corporations, the stockholders of A&F (Delaware) and the sole shareholder of A&F (Ohio) that A&F (Delaware) merge with and into A&F (Ohio) upon the terms and subject to the conditions set forth in this Merger Agreement; and

WHEREAS, the Board of Directors of A&F (Delaware) has, by resolution duly adopted, approved this Merger Agreement and directed that this Merger Agreement be executed by the undersigned officer and that this Merger Agreement be submitted to the stockholders of A&F (Delaware) for their consideration and adoption; and

WHEREAS, the Board of Directors of A&F (Ohio) has, by resolution duly adopted, approved this Merger Agreement and directed that this Merger Agreement be executed by the undersigned officer and that this Merger Agreement be submitted to the sole shareholder of A&F (Ohio) for its consideration and adoption; and

WHEREAS, A&F (Delaware), in its capacity as the sole shareholder of A&F (Ohio), has adopted this Merger Agreement; and

WHEREAS, it is the express intention of the Constituent Corporations that: (i) this Merger Agreement, and the adoption of resolutions by the appropriate persons on behalf of each of the Constituent Corporations authorizing and approving the merger of A&F (Delaware) with and into A&F (Ohio), constitute a plan of reorganization for purposes of Sections 368(a), 354(a) and 361(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of applicable state laws (and successor provisions); and (ii) the merger of A&F (Delaware) with and into A&F (Ohio) pursuant to this Merger Agreement is to be treated as a reorganization pursuant to Section 368(a)(1)(F) of the Code and corresponding provisions of applicable state laws (and successor provisions);

NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained, the parties agree that A&F (Delaware) shall be merged with and into A&F (Ohio) and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of the Constituent Corporations and certain other provisions relating to the merger shall be as set forth in this Merger Agreement:

ARTICLE I

THE MERGER

Section 1.01.  Surviving Corporation.  Subject to the terms and provisions of this Merger Agreement, and in accordance with the applicable Sections of the DGCL and the OGCL, at the Effective Date and Time (as defined in Section 1.07 of this Merger Agreement), A&F (Delaware) shall be merged with and into A&F (Ohio) (the “Merger”). A&F (Ohio) shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) of the Merger and shall continue its corporate existence under the laws of the State of Ohio. At the Effective Date and Time, the separate corporate existence of A&F (Delaware) shall cease.

Section 1.02.  Effects of the Merger.  At the Effective Date and Time, the Merger shall have the effects provided for in this Merger Agreement and in Section 1701.82 of the OGCL and Section 259 of the DGCL.

Section 1.03.  Articles of Incorporation.  As of the Effective Date and Time, the Articles of Incorporation of A&F (Ohio), as in effect immediately prior to the Effective Date and Time, shall be amended and superseded in their entirety by the Amended Articles of Incorporation attached hereto as Annex I, which Amended Articles of Incorporation shall become, at the Effective Date and Time, the articles of incorporation of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof and applicable law.

Section 1.04.  Regulations.  As of the Effective Date and Time, the Regulations of A&F (Ohio), as in effect immediately prior to the Effective Date and Time, shall be the regulations of the Surviving Corporation until thereafter duly amended in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation and applicable law.

Section 1.05.  Directors of the Surviving Corporation.  At and after the Effective Date and Time and until changed in the manner provided in the regulations of the Surviving Corporation or as otherwise provided by the articles of incorporation of the Surviving Corporation or applicable law, the number of directors of the Surviving Corporation shall be the number of directors of A&F (Delaware) immediately prior to the Effective Date and Time. At the Effective Date and Time, each individual who is a director of A&F (Delaware) immediately prior to the Effective Date and Time shall become a director of the Surviving Corporation and each such individual shall serve as a director of the Surviving Corporation for the balance of the term for which such individual was elected a director of A&F (Delaware) and until his or her successor is duly elected and qualified in the manner provided in the regulations of the Surviving Corporation or as otherwise provided by the articles of incorporation of the Surviving Corporation or applicable law or until his or her earlier death, resignation or removal in the manner provided in the regulations of the Surviving Corporation or as otherwise provided by the articles of incorporation of the Surviving Corporation or applicable law.

Section 1.06.  Officers of the Surviving Corporation.  At the Effective Date and Time, each individual who is an officer of A&F (Delaware) immediately prior to the Effective Date and Time shall become an officer of the Surviving Corporation, with each such individual to hold the same office in the Surviving Corporation, in accordance with the regulations of the Surviving Corporation, as he or she held in A&F (Delaware) immediately prior to the Effective Date and Time.

Section 1.07.  Effective Date and Time.  The Merger shall become effective in accordance with the provisions of Section 1701.81 of the OGCL and Sections 252 and 103 of the DGCL, upon the later to occur of: (a) the filing of a certificate of merger with the Secretary of State of the State of Ohio; and (b) the filing of a certificate of merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is referred to in this Merger Agreement as the “Effective Date and Time.”

Section 1.08.  Additional Actions.  If, at any time after the Effective Date and Time, the Surviving Corporation shall consider or be advised that any further conveyances, assignments, transfers, deeds or other instruments or further acts are necessary or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of A&F (Delaware) acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Merger Agreement, A&F (Delaware) and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such further conveyances, assignments, transfers, deeds and other instruments and to do all such further acts as are necessary and proper to vest, perfect or confirm title to and the possession of such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of A&F (Delaware) or otherwise to take any and all such actions as contemplated by this Section 1.08.

ARTICLE II

MANNER, BASIS AND EFFECT OF CONVERTING SHARES

Section 2.01.  Conversion of Shares.  At the Effective Date and Time:

(a) Each share of Class A Common Stock, par value $0.01 per share (the “A&F (Delaware) Shares”), of A&F (Delaware) issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable Common Share, no value per share (the “A&F (Ohio) Common Shares”), of A&F (Ohio);

(b) Each A&F (Delaware) Share held in the treasury of A&F (Delaware) immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of A&F (Delaware), be converted into one fully paid and non-assessable A&F (Ohio) Common Share and shall be held in the treasury of the Surviving Corporation; and

(c) Each A&F (Ohio) Common Share, issued and outstanding immediately prior to the Effective Date and Time shall, by virtue of the Merger and without any action on the part of A&F (Delaware), be canceled and retired and shall cease to exist, and shall not be converted into shares or other securities of the Surviving Corporation or the right to receive cash or any other property or rights.

Section 2.02.  Effect of Conversion.

(a) At and after the Effective Date and Time, each share certificate which immediately prior to the Effective Date and Time represented outstanding A&F (Delaware) Shares (a “Delaware Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of A&F (Ohio) Common Shares into which the A&F (Delaware) Shares represented by such Delaware Certificate immediately prior to the Effective Date and Time have been converted pursuant to Section 2.01 of this Merger Agreement. The registered holder of any Delaware Certificate outstanding immediately prior to the Effective Date and Time, as such holder appears in the books and records of A&F (Delaware), or of the transfer agent in respect of the

A&F (Delaware) Shares, immediately prior to the Effective Date and Time, shall, until such Delaware Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the A&F (Ohio) Common Shares into which the A&F (Delaware) Shares represented by any such Delaware Certificate have been converted pursuant to Section 2.01 of this Merger Agreement.

(b) Each holder of a Delaware Certificate shall, upon the surrender of such Delaware Certificate to A&F (Ohio), or the transfer agent in respect of the A&F (Ohio) Common Shares, for cancellation after the Effective Date and Time, be entitled to receive from A&F (Ohio), or the transfer agent in respect of the A&F (Ohio) Common Shares, a certificate (an “Ohio Certificate”) representing the number of A&F (Ohio) Common Shares into which the A&F (Delaware) Shares represented by such Delaware Certificate have been converted pursuant to Section 2.01 of this Merger Agreement. If any such Ohio Certificate is to be issued in a name other than that in which the Delaware Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Delaware Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Ohio Certificate in a name other than that of the registered holder of the Delaware Certificate surrendered, or establishing to the satisfaction of A&F (Ohio), or the transfer agent in respect of the A&F (Ohio) Common Shares, that such tax has been paid or is not applicable.

(c) Where no Delaware Certificate has been issued in the name of a holder of A&F (Delaware) Shares, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of A&F (Ohio) to evidence the issuance to such holder of an equal number of A&F (Ohio) Common Shares.

Section 2.03.  Equity Plans.

(a) As of the Effective Date and Time, A&F (Ohio) hereby assumes each of: (i) the Abercrombie & Fitch Co. 1996 Stock Option and Performance Incentive Plan (1998 Restatement) (as amended, the ‘‘1998 Associates Stock Plan”); (ii) the Abercrombie & Fitch Co. 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (as amended, the “1998 Director Stock Plan”); (iii) the Abercrombie & Fitch Co. 2002 Stock Plan for Associates (as amended, the “2002 Associates Stock Plan”); (iv) the Abercrombie & Fitch Co. 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (v) the Abercrombie & Fitch Co. 2005 Long-Term Incentive Plan (the “2005 LTIP”); and (vi) the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (the “2007 LTIP”) (collectively, the “Equity Plans”). A&F (Ohio) shall perform all of A&F (Delaware)’s outstanding obligations under the Equity Plans and any related award agreements upon the same terms and subject to the same conditions as set forth in the Equity Plans and related award agreements as in effect at the Effective Date and Time. The Surviving Corporation shall reserve for purposes of the Equity Plans a number of A&F (Ohio) Common Shares equal to the number of A&F (Delaware) Shares reserved by A&F (Delaware) for issuance under the Equity Plans as of the Effective Date and Time.

(b) Each outstanding option under the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2002 Associates Stock Plan, the 2003 Director Stock Plan, the 2005 LTIP and the 2007 LTIP shall, by virtue of the Merger and without any action of the part of the holder of such option, be converted into and become an option to purchase the same number of A&F (Ohio) Common Shares at the same option price per share and upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Date and Time.

(c) A&F (Ohio) Common Shares shall become issuable upon the vesting of restricted stock units granted under the 2005 LTIP and the 2007 LTIP and upon the vesting of restricted shares granted under the 2002 Associates Stock Plan, by virtue of the Merger and without any action on the part of the holder of any such restricted stock unit or restricted share, upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Date and Time.

(d) Compensation deferred by non-associate directors participating in the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan I”) and/or the Abercrombie & Fitch Co. Directors’ Deferred Compensation Plan (Plan II) (the ‘‘Directors’ Deferred Compensation Plan II”) and distributable under the 1998 Director Stock Plan, the 2003 Director Stock Plan and/or the 2005 LTIP, as appropriate, in the form of A&F (Delaware) Shares shall, by virtue of the Merger and without any action on the part on any non-associate director participating in the Directors’ Deferred Compensation Plan I and/or the Directors’ Deferred Compensation Plan II, become distributable in the form of A&F (Ohio) Common Shares upon the same terms and subject to the same conditions as set forth in the applicable plan as in effect at the Effective Date and Time.

(e) Each outstanding stock appreciation right under the 2005 LTIP and the 2007 LTIP shall, by virtue of the Merger and without any action on the part of the holder of such stock appreciation right, be converted into a stock appreciation right covering the same number of A&F (Ohio) Common Shares with the same base price and exercisable upon the same terms and subject to the same conditions as set forth in the applicable plan and any related award agreement as in effect at the Effective Date and Time. The value of stock appreciation rights granted under the 2005 LTIP and the 2007 LTIP shall be based upon the increase in the fair value of the A&F (Ohio) Common Shares above the base price for each such stock appreciation right.

Section 2.04.  Incentive Compensation Performance Plan.  The Abercrombie & Fitch Co. Incentive Compensation Performance Plan (as amended, the “Incentive Plan”) shall become an identical plan of the Surviving Corporation at the Effective Date and Time, automatically and without further act of either of the Constituent Corporations or any participant thereunder, and each individual who is a participant under the Incentive Plan as of the Effective Date and Time shall thereafter continue to participate thereunder upon identical terms and conditions.

Section 2.05.  Other Employee Benefit Plans and Arrangements.  A&F (Ohio) shall assume each of A&F (Delaware)’s other employee benefit plans and arrangements and the obligations of A&F (Delaware) thereunder upon the same terms and subject to the same conditions as set forth in such plans and arrangements as in effect at the Effective Date and Time.

ARTICLE III

ADOPTION; AMENDMENT; TERMINATION; MISCELLANEOUS

Section 3.01.  Adoption by Stockholders of A&F (Delaware).  This Merger Agreement shall be submitted to the stockholders of A&F (Delaware) for their consideration and adoption at a meeting of such stockholders in accordance with the provisions of Sections 252 of the DGCL and Section 1701.78 of the OGCL.

Section 3.02.  Amendment.  Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the Constituent Corporations, after authorization of such action by the Boards of Directors of the Constituent Corporations, at any time prior to the filing of certificates of merger, as contemplated by Section 1.07 of this Merger Agreement, with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Ohio, except that after the adoption of this Merger Agreement by the stockholders of A&F (Delaware) contemplated by Section 3.01 of this Merger Agreement, there shall be no amendments to this Merger Agreement that would: (a) alter or change the amount or kind of shares or other property or rights to be received by the holders of any class or series of shares of either of the Constituent Corporations in the Merger; (b) alter or change any term of the Amended Articles of Incorporation or the Regulations of A&F (Ohio) to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of shares of either of the Constituent Corporations.

Section 3.03.  Termination and Abandonment.  At any time prior to the filing of certificates of merger, as contemplated by Section 1.07 of this Merger Agreement, with the Secretary of State of the State of Delaware and with the Secretary of State of the State of Ohio, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either A&F (Ohio) or A&F (Delaware), or both, notwithstanding adoption of this Merger Agreement by the stockholders of A&F (Delaware).

Section 3.04.  Counterparts.  This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

Section 3.05.  Designated Agent in Delaware.  The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of A&F (Delaware), as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation irrevocably appoints the Secretary of State of the State of Delaware as the Surviving Corporation’s agent to accept service of process in any such suit or other proceeding; a copy of such process shall be mailed by the Secretary of State of the State of Delaware to:

Ronald A. Robins, Jr.
Senior Vice President, General Counsel and Secretary
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054

[Remainder of page intentionally left blank; signatures on following page]

IN WITNESS WHEREOF, A&F (Delaware) and A&F (Ohio) have caused this Merger Agreement to be signed by their respective duly authorized officers as of the date first written above.

ABERCROMBIE & FITCH CO.,
  a Delaware corporation

By:

Printed Name:

Title:

ABERCROMBIE & FITCH CO.,
  an Ohio corporation

By:

Printed Name:

Title:

Preliminary Copy

ABERCROMBIE & FITCH CO. P.O. BOX 182168 COLUMBUS, OH 43218
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on      , 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically for future meetings.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on         , 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.
The Board of Directors recommends you vote FOR each of the following proposals:
1.
TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF      , 2011, BETWEEN THE COMPANY AND ABERCROMBIE & FITCH CO., AN OHIO CORPORATION AND A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY, BY WHICH THE COMPANY WILL EFFECT THE REINCORPORATION OF THE COMPANY FROM DELAWARE TO OHIO.

FOR	AGAINST	ABSTAIN

☐	☐	☐
2.	TO APPROVE, IF NECESSARY, THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES.

FOR	AGAINST	ABSTAIN

☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Preliminary Copy
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of
Stockholders of Abercrombie & Fitch Co. To Be Held on      , 2011:
Abercrombie & Fitch Co.’s Notice of Special Meeting of Stockholders, Proxy Statement and sample form of proxy are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD      , 2011
The undersigned holder(s) of shares of Class A Common Stock, par value $0.01 per share, of Abercrombie & Fitch Co. (the “Company”) hereby constitutes and appoints Michael S. Jeffries and Ronald A. Robins, Jr., or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Special Meeting of Stockholders of the Company to be held on      ,        , 2011, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Time, and any adjournment thereof and to vote all of the shares which the undersigned is entitled to vote at such Special Meeting or at any adjournment thereof as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Special Meeting and any and all adjournments thereof.
This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, except in the case of broker non-votes, the proxies will vote “FOR” the approval of the proposals in Item 1 and Item 2 and in accordance with the recommendations of the Board of Directors. All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the      , 2011 meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side